SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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GENENTECH, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1 DNA Way

South San Francisco, California 94080-4990

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Friday, April 16, 2004

TIME	10:00 a.m., Pacific Daylight Time

PLACE	Marriott Hotel 1770 South Amphlett Boulevard San Mateo, California

ITEMS OF BUSINESS	1. To approve an amendment to the bylaws with respect to the number of authorized directors.

2. To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

3. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock.

4. To approve the 2004 Equity Incentive Plan.

5. To ratify Ernst & Young LLP as our independent auditors for 2004.

6. To consider any other matter properly brought before the stockholders at the annual meeting or at any adjournment or postponement of the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting if you were a stockholder at the close of business on Tuesday, February 17, 2004.

ADMISSION	If you are a stockholder of record, you may be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from your broker, bank or other nominee, reflecting your beneficial ownership of Genentech common stock as of February 17, 2004, as well as a proxy from the record holder to you. Please be prepared to provide this documentation if requested.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

By Order of the Board,

STEPHEN G. JUELSGAARD

Executive Vice President, General

        Counsel and Secretary

This Proxy Statement and accompanying proxy card are being

distributed on or about March [18], 2004.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Genentech, Inc. (the “Company”) is providing you with these proxy materials in connection with the annual meeting of stockholders, which will take place at 10:00 a.m. on April 16, 2004. You are invited to attend the annual meeting and requested to vote on the proposals described in this Proxy Statement.

Q:	Who can vote at the annual meeting?

A:	Stockholders who owned our common stock of record on February 17, 2004 may vote at the annual meeting. Each share of common stock is entitled to one vote. There were 527,028,756 shares of our common stock outstanding on February 17, 2004.

Q:	What is the proxy card?

A:	The proxy card enables you to appoint Stephen G. Juelsgaard and Arthur D. Levinson as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Juelsgaard and Dr. Levinson to vote your shares at the meeting as you have instructed them on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:	What am I voting on?

A:	We are asking you to vote on:

•	a proposal to approve an amendment to our bylaws with respect to the number of authorized directors,

•	the election of directors,

•	a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the number of authorized shares of common stock,

•	a proposal to approve our 2004 Equity Incentive Plan, and

•	the ratification of Ernst & Young LLP as our independent auditors for 2004.

Q:	What is the purpose of the proposal to increase the shares of authorized common stock of the Company?

A:	As discussed in greater detail on page [ ] of this Proxy Statement, the purpose of this proposal is to provide the Company with additional shares of common stock for greater flexibility in engaging in corporate transactions that are in the best interests of the Company and its stockholders. One such transaction is a two-for-one stock split that has already been approved by the Board to be effected only if our stockholders approve this proposal. The Board believes that it is in the best interests of the Company and its stockholders to effect a stock split in the form of a stock dividend because the increase in the number of shares outstanding would reduce the per share price to levels more convenient and attractive to investors, thereby potentially facilitating a wider distribution and improved marketability of our common stock.

Q:	How do I vote?

A:	BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the annual meeting that is not on the proxy card, your shares will be voted in the best judgment of Mr. Juelsgaard and Dr. Levinson.

If you do not mark your voting instructions on the proxy card, your shares will be voted as follows:

•	FOR approval of an amendment to our bylaws,

•	FOR the four named non-Roche nominees as directors,

•	If Proposal 1 is approved, FOR the three named Roche nominees as directors,

•	FOR approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation;

•	FOR approval of the 2004 Equity Incentive Plan,

•	FOR ratification of Ernst & Young as our independent auditors for 2004, or

•	according to the best judgment of Mr. Juelsgaard and Dr. Levinson if a proposal comes up for a vote at the meeting that is not on the proxy card.

Please note that if Proposal 1 is not approved, the proxy holders will not vote your shares in the election of two Roche directors.

IN PERSON: We will pass out written ballots to anyone who wants to vote in person at the annual meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank, or other nominee, and therefore, the shares are not held in your individual name in the records maintained by our transfer agent, EquiServe Trust Company, N.A., but instead are held in the name of your brokerage firm, bank, or other nominee.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold our shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:	Can I change my vote?

A:	You may revoke your proxy and change your vote by:

•	signing another proxy card with a later date and returning it before the polls close at the annual meeting, or

•	voting in person at the annual meeting.

Q:	How many shares must be present to hold the annual meeting?

A:	To hold the annual meeting and conduct business, a majority of the Company’s outstanding shares as of February 17, 2004 must be present in person or by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy.

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting power to vote the shares.

Q:	How many votes must the amendment to the bylaws receive to be approved?

A:	The amendment to the bylaws will be approved if sixty percent (60%) of the Company’s shares outstanding on the record date vote FOR approval.

Q:	How many votes must nominees for director receive to be elected?

A:	As described in greater detail on page [ ] of this Proxy Statement, Proposal 1 seeks stockholder approval to amend our bylaws to increase the size of the Company’s

Board from six to seven directors. If Proposal 1 is approved, seven directors will be elected at the annual meeting, and the four non-Roche nominees and the three Roche nominees for director receiving the highest number of votes FOR election will be elected. If Proposal 1 is not approved, six directors will be elected at the annual meeting, and the four non-Roche nominees and two of the three Roche nominees receiving the highest number of votes FOR election, will be elected.

Q:	How many votes must the amendment to the Company’s Amended and Restated Certificate of Incorporation receive to be approved?

A:	The amendment to the Company’s Amended and Restated Certificate of Incorporation will be approved if a majority of the Company’s shares outstanding on the record date vote FOR approval.

Q:	How many votes must the 2004 Equity Incentive Plan receive to be approved?

A:	The 2004 Equity Incentive Plan will be approved if a majority of the votes cast are FOR approval.

Q:	How many votes must the ratification of Ernst & Young LLP as the Company’s independent auditors for 2004 receive to be approved?

A:	The ratification of Ernst & Young LLP as our independent auditors for 2004 will be approved if a majority of votes cast are FOR approval.

Q:	How are votes counted?

A:	You may vote either “FOR” each director nominee or withhold your vote from any one or more of the nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each of the proposals to approve an amendment to our bylaws and to our Amended and Restated Certificate of Incorporation, to approve the 2004 Equity Incentive Plan, and to ratify Ernst & Young LLP as our independent auditors for 2004. If you abstain from voting on any of these proposals, it will have the same effect as a vote “AGAINST” the proposal.

Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on any of the proposals described in this Proxy Statement, except for Proposals 1 and 3 relating to the amendment to the bylaws and the amendment to the Amended and Restated Certificate of Incorporation, respectively. Because the bylaw amendment requires at least 60% of the shares outstanding vote for approval, and the amendment to the Amended and Restated Certificate of Incorporation requires a majority of the shares outstanding vote for approval, broker non-votes will have the same effect as a vote “AGAINST” these proposals.

Voting results are tabulated and certified by our transfer agent, EquiServe Trust Company, N.A.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Our employees may also solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing those services.

RELATIONSHIP WITH ROCHE

History of Ownership

In June 1999, the Company redeemed all of its callable putable common stock, par value $.02 per share (or “special common stock”) held by stockholders other than Roche Holdings, Inc. (or “Roche”) for cash and retired all of the shares of special common stock including those held by Roche. This redemption was the result of a contractual obligation previously entered into with Roche in 1995 that gave Roche the right to require the Company to redeem all of its non-Roche held special common stock. As a result, Roche’s percentage ownership of the Company’s outstanding equity increased from approximately 65% to 100%.

Offerings of, and Notes Exchangeable for, our Common Stock

In July and October of 1999, Roche completed public offerings of 88 million and 80 million shares, respectively, of our common stock, par value $.02 per share (or “common stock”). Upon completion of the offering in October 1999, Roche’s percentage ownership of our outstanding common stock decreased to 66.4%. In January 2000, Roche completed an offering of zero-coupon notes exchangeable for an aggregate of 13,034,618 shares of our common stock held by Roche. In March 2000, Roche completed a public offering of 34.6 million shares of our common stock, decreasing its ownership of our outstanding common stock at the time to 58.9%.

Arrangements between Genentech and Roche

As a result of the redemption of the special common stock, the governance agreement then existing between Genentech and Roche terminated, except for provisions relating to indemnification and stock options, warrants and convertible securities. Subsequently, during the period Roche owned all of our outstanding equity, we amended our Certificate of Incorporation and entered into an affiliation agreement with Roche that enabled our current management to conduct our business and operations as we had done in the past while at the same time reflecting Roche’s ownership in us. The affiliation agreement is for the exclusive benefit of Roche and can be amended at any time by Roche and us.

During the period Roche owned all of our outstanding equity, we also amended our bylaws to provide Roche with certain proportional representation rights with respect to membership on our Board of Directors and committees.

Our Amended and Restated Certificate of Incorporation provides that the provisions in our bylaws described under “— Composition of Board of Directors,” “— Roche’s Right to Proportional Representation,” “— Membership of Committees” and “— Nomination of Directors,” may be repealed or amended only by a 60% vote of our stockholders. However, Roche’s right to nominate a number of directors proportional to Roche’s ownership interest until Roche’s ownership interest is less than 5%, may be repealed or amended only by a 90% vote of our stockholders.

The provisions of the affiliation agreement described below under “— Roche Approval Required for Certain Actions” and “— Licensing and Marketing Arrangements” will terminate if Roche owns less than 40% of our stock.

For purposes of the discussion below, an independent director is a director who is not:

•	one of our officers; or

•	an employee, director, principal stockholder or partner of Roche or any Roche affiliate or an entity that depended on Roche for more than 10% of his, her or its revenues or earnings in its most recent fiscal year.

Composition of Board of Directors

As prescribed by our bylaws, our Board currently consists of six members: two nominees of Roche, one executive officer of Genentech and three independent directors. All of our directors are nominated by the Nominations Committee of the Board. In Proposal 1 of this Proxy Statement, we are asking our stockholders to approve an amendment to our bylaws that would initially change the composition of our Board to include one additional director nominated by Roche (for a total of three such directors) and result in a total of seven directors on the Board. The amendment also requests approval to provide the Board the authority to further increase the size of the board from time to time, as well as to increase the number of independent directors to not less than three. Our Board will also continue to include one executive officer of Genentech. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Roche’s Right to Proportional Representation

Under our bylaws, Roche is entitled to representation on our Board proportional to its ownership interest in our common stock. Roche is entitled to have a number of directors equal to its percentage ownership of our common stock times the total number of directors, rounded up to the next whole number if Roche’s ownership interest is greater than 50% and rounded down if it is less than or equal to 50%. Upon Roche’s request, we will immediately take action to increase the size of our Board or to fill the vacancies by electing Roche nominees in order to achieve Roche’s proportional representation.

If Roche’s ownership interest of our common stock falls below 40%, the Roche directors will resign to the extent Roche’s representation exceeds its proportional ownership interest. The number of directors required to resign shall be rounded up to the next whole number. Roche shall thereafter be entitled to nominate a number of directors proportional to Roche’s ownership interest rounded down to the next whole number, until Roche’s ownership interest is less than 5%.

Membership of Committees

We have five committees of the Board:

•	an Audit Committee,

•	a Compensation Committee,

•	a Corporate Governance Committee,

•	an Executive Committee, and

•	a Nominations Committee

and Roche is entitled to its proportional representation on each committee. However, New York Stock Exchange (“NYSE”) rules require that no Roche director be a member of the Audit Committee. Roche’s committee members may designate another Roche director to serve as their alternates on any committee.

Under our bylaws, the Nominations Committee is required to have three members. Any time that Roche’s ownership percentage of our stock is equal to or greater than 80%, the Nominations Committee is to be comprised of two Roche nominees and one independent director. Any time that Roche’s ownership percentage of our stock is less than 80%, the Nominations Committee is to be comprised of a number of Roche nominees equal to Roche’s ownership percentage times three, rounded up to the next whole number if Roche’s total voting power is greater than 50% and rounded down if Roche’s total voting power is less than or equal to 50%. However, Roche may not have more than two nominees at any time. Roche currently has two nominees on the Nominations Committee.

Nomination of Directors

A majority of the members of the Nominations Committee must approve the nomination of any person for director not designated by Roche.

Roche Approval Required for Certain Actions

Without the prior approval of the Roche directors, we will not approve:

•	any acquisition constituting a substantial portion of our business or assets;

•	any sale, lease, license, transfer or other disposal of all or a substantial portion of our business or assets not in the ordinary course of our business;

•	any issuance of capital stock other than (1) issuances pursuant to employee incentive plans not exceeding 5% of our voting stock, (2) issuances upon the exercise, conversion or exchange of any of our outstanding capital stock, and (3) other issuances not exceeding 5% of our voting stock in any 24 month period; and

•	any repurchase or redemption of our capital stock other than (1) a redemption required by the terms of a security and (2) purchases made at fair market value in connection with any of our deferred compensation plans.

For purposes of the first and second bullet points of the previous paragraph, unless a majority of the Board of Directors have made a contrary determination in good faith, a “substantial portion of our business or assets” shall mean a portion of our business or assets accounting for 10% or more of our and our consolidated subsidiaries’ consolidated total assets, contribution to net income or revenues.

If Roche makes a request for proportional representation on the Board, until the Roche designees take office as directors, we may not take any action not in the ordinary course of business without Roche’s consent.

Licensing and Marketing Arrangements

We have a licensing and marketing agreement with F. Hoffmann-La Roche Ltd (or “Hoffmann-La Roche”) and its affiliates, granting them an option to license, use and sell our products in non-U.S. markets. The major provisions of that agreement include the following:

•	Hoffmann-La Roche may exercise its option to license our products upon the occurrence of any of the following: (1) our decision to file an Investigational New Drug application (or “IND”) for a product, (2) completion of a Phase II trial for a product or (3) if Hoffmann-La Roche previously paid us a fee of $10 million to extend its option on a product, completion of a Phase III trial for that product;

•	if Hoffmann-La Roche exercises its option to license a product, it has agreed to reimburse us for development costs as follows: (1) if exercise occurs at the time an IND is filed, Hoffmann-La Roche will pay 50% of development costs incurred prior to the filing and 50% of development costs subsequently incurred, (2) if exercise occurs at the completion of a Phase II trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of the trial, 75% of development costs subsequently incurred for the initial indication, and 50% of subsequent development costs for new indications, formulations or dosing schedules, (3) if the exercise occurs at the completion of a Phase III trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of Phase II, 75% of development costs incurred through completion of Phase III, and 75% of development costs subsequently incurred, and $5 million of the option extension fee paid by Hoffmann-La Roche to preserve its right to exercise its option at the completion of a Phase III trial will be credited against the total development costs payable to us upon the exercise of the option; (4) we and Hoffmann-La Roche each have the right to “opt-out” of developing an additional indication for a product for which Hoffmann-La Roche exercised it option, and would not share the costs or benefits of the additional indication, but could “opt-back-in” before approval of the indication by paying twice what they would have owed for development of the indication if they had not opted out.

•

we agreed, in general, to manufacture for and supply to Hoffmann-La Roche its clinical requirements of our products at cost, and its commercial requirements at cost plus a margin of 20%; however, Hoffmann-La

Roche will have the right to manufacture our products under certain circumstances;

•	Hoffmann-La Roche has agreed to pay, for each product for which it exercises its option upon either a decision to file an IND with the U.S. Food and Drug Administration (or “FDA”) or completion of the Phase II trials, a royalty of 12.5% on the first $100 million on its aggregate sales of that product and thereafter a royalty of 15% on its aggregate sales of that product in excess of $100 million until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product;

•	for each product for which Hoffmann-La Roche exercises an option after completion of the Phase III trials, it will pay a royalty of 15% on its sales of that product in each country until the later of the expiration of our relevant patent or 25 years from the first commercial introduction of that product; however, $5 million of any option extension fee that Hoffmann-La Roche pays will be credited against royalties due to us in the first calendar year of sales by Hoffmann-La Roche in which aggregate sales of the product exceed $100 million; and

•	Hoffmann-La Roche’s option expires in 2015.

See “Certain Relationships and Related Transactions” on page [    ] for a discussion of transactions under all licensing agreements between Hoffmann-La Roche and us.

Registration Rights

We have agreed to use our best efforts to file one or more registration statements under the Securities Act of 1933 in order to permit Roche to offer and sell shares of our common stock.

Generally, we will pay all expenses incident to the performance of our obligations with respect to the registration of Roche’s shares of our common stock except that Roche has agreed to pay certain expenses to be directly incurred by Roche, including underwriting fees, discounts and commissions and counsel fees. In addition, we are only required to pay for two registrations within a 12-month period. Roche and we have each agreed to customary indemnification and contribution provisions with respect to liability incurred in connection with these registrations.

Dispositions by Roche

If Roche and its affiliates sell their majority ownership in our common stock to a successor, Roche will cause the successor to purchase all shares of our common stock not held by Roche:

•	if the consideration is entirely in either cash or equity traded on a U.S. national securities exchange, with consideration in the same form and amounts per share as received by Roche and its affiliates; and

•	in any other case, with consideration either in the same form and amounts per share as received by Roche and its affiliates or with consideration that has a value per share not less than the weighted average value per share received by Roche and its affiliates as determined by an investment bank of nationally recognized standing appointed by a committee of independent directors.

•	Roche has agreed to cause the buyer to agree to be bound by the obligations described in the preceding paragraph as well as the obligations described under “— Business Combinations with Roche” and “— Compulsory Acquisitions” below. We have agreed that the buyer shall be entitled to succeed to Roche’s rights described under “— Roche’s Right to Proportional Representation.”

Business Combinations with Roche

Roche has agreed that as a condition to any merger of the Company with Roche or its affiliates or the sale of substantially all of our assets to Roche or its affiliates, that either:

•	the merger or sale must be authorized by the favorable vote at any meeting of a majority of the shares of common stock not owned by Roche, provided that no person or group shall be entitled to cast more than 5% of the votes cast at the meeting; or

•	in the event a favorable vote is not obtained, the value of the consideration to be received by the holders of our common stock, other than Roche, shall be equal to or greater than the average of the means of the ranges of fair values for the common stock as determined by two investment banks of nationally recognized standing appointed by a committee of independent directors.

Roche has agreed that it will not sell any shares of our common stock in the 90 days immediately preceding any proposal by Roche for a merger with us. Roche also agreed that in the event of any merger of the Company with Roche or its affiliates or sale of substantially all of our assets to Roche or its affiliates, each unvested option outstanding under our stock option plans will:

•	be accelerated and become exercisable immediately prior to the consummation of the transaction for the total number of shares of common stock covered by the option;

•	become exchangeable upon the consummation of the transaction for deferred cash compensation, which vests on the same schedule as the shares of the common stock covered by the option, having a value equal to the product of (A) the number of shares covered by the option and (B) the amount which Roche, in its reasonable judgment, considers to be equivalent in value to the consideration per share received by common stock holders in the transaction other than Roche, minus the exercise price per share of the option; or

•	be canceled in exchange for a replacement option to purchase stock of the surviving corporation in the transaction with the terms of the option to provide value equivalent, as determined by Roche in its reasonable discretion, to that of the canceled option.

Compulsory Acquisitions

If Roche owns more than 90% of our common stock for more than two months, Roche has agreed to, as soon as reasonably practicable, effect a merger of the Company with Roche or an affiliate of Roche.

The merger shall be conditioned on the vote or the valuation described under the first two bullets of “— Business Combinations with Roche” above.

Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock

The affiliation agreement provides, among other things, that we will establish a stock repurchase program designed to maintain Roche’s percentage ownership interest in our common stock. The affiliation agreement provides that we will repurchase a sufficient number of shares pursuant to this program such that, with respect to any issuance of common stock by us in the future, the percentage of our common stock owned by Roche immediately after such issuance will be no lower than Roche’s lowest percentage ownership of our common stock at any time after the offering of common stock occurring in July 1999 but prior to the time of such issuance, except that we may issue shares up to an amount that would cause Roche’s lowest percentage ownership to be no more than 2% below the “Minimum Percentage.”

The Minimum Percentage equals a fraction (expressed as a percentage) where the numerator is the lowest number of shares of our common stock owned by Roche since the July 1999 offering (to be adjusted in the future for dispositions of shares of our common stock by Roche), and the denominator is 509,194,352 which is the number of shares of our common stock outstanding at the time of the July 1999 offering adjusted for the two-for-one splits of our common stock in November 1999 and October 2000. Each of the numerator and denominator are to be adjusted in the future for stock splits or stock combinations.

As long as Roche’s percentage ownership is greater than 50%, prior to issuing any shares, the affiliation agreement provides that we will repurchase a sufficient number of shares of our common stock such that, immediately after its issuance of shares, Roche’s percentage ownership will be greater than 50%. The affiliation agreement also provides that, upon Roche’s request, we will repurchase shares of our common stock to increase Roche’s ownership to the Minimum Percentage.

Roche owned approximately 58.4% of our common stock as of December 31, 2003. The provisions of this stock repurchase program terminate upon Roche owning less than 40% of our stock.

Furthermore, Roche has a continuing option (which is assignable by Roche to any of its affiliates) to (i) buy from us, prior to the occurrence of any event that could result in a decrease in the percentage of common stock owned by Roche and its affiliates, a sufficient amount of common stock to ensure that Roche and its affiliates maintain the percentage ownership of our common stock owned by them, and (ii) to buy from us 80% of any class of stock issued by us other than common stock, in each case with a price per share equal to either the average of the last sale price on each of the five immediately preceding trading days on a U.S. national securities exchange on which the shares are traded or, if the sale prices are unavailable, the value of the shares determined in accordance with procedures reasonably satisfactory to Roche and us.

Tax Sharing Agreement

We entered into a tax sharing agreement with Roche under which we and Roche make payments such that the net amount paid by us on account of federal consolidated and state and local consolidated or combined income taxes is determined as if we had filed separate, stand-alone federal, state and local income tax returns as the common parent of an affiliated group of corporations filing consolidated or combined federal, state and local returns. Our tax sharing agreement with Roche now pertains only to the state and local tax returns in which we will be consolidated or combined with Roche. We will continue to calculate our tax liability or refund with Roche for these state and local jurisdictions as if we were a stand-alone entity.

CORPORATE GOVERNANCE

The Board of Directors

Our Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Board members remain informed of the Company’s business by reviewing documents, such as management reports on recommendations for proposed Board actions, provided to them before each meeting and by attending presentations made during these meetings by the Chief Executive Officer and other members of management. They are also advised of actions taken by the Audit, Compensation, Corporate Governance, Executive and Nominations Committees of the Board. Directors have access to all books, records and reports upon request, and members of management are available at all times to answer any questions.

Our Board of Directors is committed to sound and effective corporate governance practices. In this regard, our Board of Directors has formally adopted Principles of Corporate Governance that guide its actions with respect to the composition of the Board, Board functions and responsibilities, the Board’s standing committees, and Board involvement in compliance and ethics matters affecting the Company. The Company also reviewed internally and with the Board provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules of the Securities and Exchange Commission (the “SEC”) and the new listing standards of the NYSE relating to corporate governance, and our intention is to comply with all applicable rules and listing standards. You can access the current version of the Principles of Corporate Governance on our website at [insert URL].

Management Executive Committee

The management Executive Committee has responsibility for the overall direction, strategy and operations of the Company, including, among other things, corporate financial performance, commercial performance, research and development, product operations performance and employee development performance. All six members of the management Executive Committee are executive officers of Genentech, and one is also a director. Its members hold the following positions at the Company:

•	Chairman, President and Chief Executive Officer,

•	Executive Vice President, Commercial Operations and Chief Operating Officer,

•	Executive Vice President, Development and Product Operations and Chief Medical Officer,

•	Executive Vice President and Chief Financial Officer,

•	Executive Vice President, Research, and

•	Executive Vice President, General Counsel and Secretary.

PROPOSAL 1 — APPROVAL OF

AMENDMENT TO BYLAWS

We are asking our stockholders to approve an amendment to our bylaws to:

•	increase the authorized number of directors on the Board from six to seven;

•	provide the Board the ability to further change the authorized number of directors from time to time by resolution, so long as the number is not less than seven;

•	establish that the number of authorized directors to be nominated by Roche be no less than three (unless reduced by the Board in accordance with the Company’s bylaws); and

•	establish that the number of authorized “independent directors” (as defined in our bylaws) be no less than three.

As amended, the relevant portion of Section 3.02(a) of the bylaws would read as follows:

“Composition of Board of Directors; Terms of Directors. (a) Subject to the other provisions hereof, the number of directors comprising the Board shall be seven or such greater number as the Board of Directors may determine from time to time, and shall include at least three nominees of Roche Holdings, Inc. (“Roche”) (unless reduced in accordance with Section 3.03(c) of these bylaws), one executive officer of the Corporation nominated by the nominating or proxy committee, and at least three or more Independent Directors (as defined herein) nominated by the nominating or proxy committee.”

The Board of Directors unanimously approved this amendment to the bylaws in December 2003.

Vote Required

The affirmative vote of holders of at least sixty percent (60%) of the shares of the Company’s common stock outstanding as of the record date for the annual meeting is required for approval of the proposed amendment to the bylaws.

Current Board Composition Requirements

Our bylaws currently state that the number of directors comprising the Board shall be six, and shall include two nominees of Roche, one executive officer of the Company nominated by the nominating or proxy committee and three “independent directors” nominated by the nominating or proxy committee. The bylaws define an “independent director” as a director who is not:

•	an officer of the Company;

•	an employee, director, principal stockholder or partner of Roche or any affiliate of Roche; or

•	an employee, director, principal stockholder or partner of any entity (other than the Company or any of its subsidiaries) that was dependent on Roche for more than 10% of its revenues or earnings in its most recent fiscal year.

Delaware law permits the number of directors serving on a company’s board of directors to be fixed in the manner prescribed in a company’s bylaws, including by resolution of a board of directors acting alone, unless the number of directors is fixed in the company’s certificate of incorporation (in which case a change in the number of directors can only be made by amendment to the company’s certificate of incorporation, upon receipt of the requisite stockholder approval). Under our current bylaws, and pursuant to our Amended and Restated Certificate of Incorporation, the composition of the Board, including the authorized number of directors, may only be changed upon approval of at least sixty percent (60%) of the outstanding shares of the Company’s common stock.

Discussion of Proposal

Franz B. Humer, Doctor of Law, who has served on the Company’s Board since 1995 as one of two Roche designees, informed the Company that he will not stand for re-election to the Board at the 2004 Annual Meeting of Stockholders. In connection with Dr. Humer’s decision, Roche requested that the size of the Board be expanded to include two new Roche designees, for a total of three Roche designees on the Board. In light of the proposed increase in the number of Roche directors, the Company believed that as a matter of good corporate governance, the Board should also continue to include at least three independent directors (as defined in the bylaws) in addition to the Roche directors and the management director. Therefore, the Board approved, and directed the Company to seek stockholder approval of an amendment to the bylaws to increase the size of the board to seven directors with the number of Roche designees to be not less than three, and the number of independent directors to be not less than three.

Furthermore, the responsibilities and time commitment relating to service on the Company’s Board has increased due to significant growth in the Company’s business as well as the enactment of the Sarbanes-Oxley Act and SEC and NYSE rules relating to corporate governance, resulting in Board management of the Company becoming increasingly more complex and demanding, as such legislation calls for greater director oversight and involvement in company matters.

For this reason, the Board of Directors has directed the Company to seek stockholder approval to amend the bylaws to authorize the Board to change the number of directors by resolution from time to time, so long as the number is not less than seven. This amendment provides the Board the flexibility to expand its size as may be required to address a changing business environment or satisfy future Board management or business needs. The Board would be able to add highly qualified individuals who could provide skills complementary to those of other directors or offer services to promote business opportunities for the Company, all of which would ultimately lead to an increase in stockholder value. In addition, an increase in the number of directors expands the pool of candidates to serve on the various board committees, allowing for more even distribution of committee responsibilities among the members, thereby increasing Board committee effectiveness.

Effect of Approval of Proposal

If the stockholders approve Proposal 1, the immediate effect will be to increase the size of the Board to seven directors, add a third director nominated by Roche and provide for the election of the new Roche nominees identified in Proposal 2 of this Proxy Statement. Approval of this Proposal 1 will also authorize the Board to change its size in the future without need for stockholder approval, but not to a number less than seven. If the stockholders approve Proposal 1, the Board intends to identify an individual who would be an independent director and qualify as a “financial expert” (as defined under SEC rules) to be added to the Board and the Audit Committee.

Currently, the Roche designees represent thirty-three percent (33%) of the Board. Even if the Board increased the number of authorized directors in the future with the intention of adding additional independent directors to the Board, Roche would maintain its right to demand proportional representation on the Board at any time, as discussed in “Roche’s Right to Proportional Representation.” Upon Roche’s request, the Company will immediately take action to increase the size of our Board or to fill the vacancies by electing Roche nominees in order to achieve Roche’s proportional representation. As of December 31, 2003, Roche owned approximately 58.4% of the Company’s Common Stock.

The proposed amendment to the bylaws would become effective immediately following approval by the required vote of the Company’s stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR APPROVAL OF PROPOSAL 1.

PROPOSAL 2 — ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

The Company’s Board of Directors is elected each year at the annual meeting of stockholders. The Company’s Board is currently composed of the following six directors as provided for in the bylaws:

•	three independent directors: Herbert W. Boyer, Sir Mark Richmond and Charles A. Sanders;

•	one Genentech executive officer: Arthur D. Levinson, who is also the Chairman of the Board; and

•	two Roche directors: Franz B. Humer and Jonathan K.C. Knowles.

PROPOSAL 2A:

NON-ROCHE DIRECTOR NOMINEES:

The four non-Roche directors who are currently serving on the Board, Drs. Boyer, Richmond, Sanders and Levinson, are nominees for election at the 2004 Annual Meeting of Stockholders. The election of these non-Roche directors to the Board is not contingent on the approval of Proposal 1 relating to the amendment to the Company’s bylaws.

All of these non-Roche nominees for director, if elected, will serve until the next annual meeting in 2005 or until a successor is elected or appointed. We expect each of these director nominees to be able to serve if elected. If any one of these four nominees is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for any other person the Board of Directors may select.

The persons named in the enclosed proxy card will vote your proxy for the election of each of these four non-Roche nominees unless you indicate otherwise.

We show below the name and age of each non-Roche nominee for director, his current principal occupation, any other position held with the Company, and the period during which he has served as a director of the Company.

Name	Age	Principal Occupation/Position Held	Served as director since
Herbert W. Boyer, Ph.D	67	Retired; Director of Genentech	1976

Arthur D. Levinson, Ph.D	54	Chairman and Chief Executive Officer of Genentech	1995

Sir Mark Richmond, Ph.D	73	Retired; Director of Genentech	1999

Charles A. Sanders, M.D*	72	Retired; Lead Director of Genentech	1999

*	Dr. Sanders was appointed lead director of the Board of Directors in February 2003.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH NON-ROCHE NOMINEE.

PROPOSAL 2B:

ROCHE DIRECTOR NOMINEES:

Of the two Roche directors currently serving on the Board, only Dr. Knowles is standing for re-election at this annual meeting. Dr. Humer will not stand for re-election and, therefore, his term as a Roche director will end at the annual meeting. In addition to Dr. Knowles, Roche has designated two additional individuals, William M. Burns and Dr. Erich Hunziker, unanimously recommended by the Nominations Committee, as Roche nominees for election to the Board.

The Company’s bylaws currently provide for two Roche directors on the Board. In order to elect three Roche nominees to the Board, stockholder approval is required for Proposal 1 relating to an amendment of the bylaws to increase the number of Roche directors on the Board to not less than three with an increase in the total number of directors to seven. Therefore, as outlined in your proxy card, for Proposal 2B, we are asking our stockholders to vote their shares under two possible outcomes of voting on Proposal 1:

(1) If Proposal 1 is approved, stockholders may vote for the election of three directors to the Board as Roche nominees.

(2) If Proposal 1 is not approved, stockholders may only vote for election of two directors to the Board as Roche nominees. In this case, the two Roche director nominees with the highest number of votes for election will be elected to the Board.

All of the Roche nominees for director, if elected, will serve until the next annual meeting in 2005 or until a successor is elected or appointed. We expect each Roche director nominee to be able to serve if elected.

Unless you indicate otherwise, the persons named in the enclosed proxy card (i) will vote for all three Roche nominees if Proposal 1 is approved and (ii) will not vote for any Roche nominees if Proposal 1 is not approved.

We show below the name and age of each Roche nominee for director, his current principal occupation, and the period during which he has served as a director of the Company, if applicable.

Name	Age	Principal Occupation/Position Held	Served as director since
CURRENT ROCHE DIRECTOR NOMINEE STANDING FOR RE-ELECTION

Jonathan K.C. Knowles, Ph.D	56	Head of Global Pharmaceuticals Research, The Roche Group	1998
NEW ROCHE NOMINEES FOR DIRECTOR

William M. Burns	56	Head of Pharmaceuticals Division, The Roche Group	N/A

Erich Hunziker, Ph.D	50	Chief Financial Officer and Controller, The Roche Group	N/A

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH ROCHE NOMINEE IF PROPOSAL 1 IS APPROVED.

NON-ROCHE DIRECTOR NOMINEES STANDING FOR RE-ELECTION:

Dr. Boyer, a founder of Genentech who is currently retired, had been a director of Genentech since 1976 when he resigned from the Board in June 1999 in connection with the redemption of our special common stock. He was reelected to the Board in September 1999. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer has received numerous awards for his research, including the National Medal of Science from President George Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. In 2001, Dr. Boyer was elected to the National Inventors Hall of Fame. In addition, Dr. Boyer serves as Vice-Chairman of the Board of Directors of Allergan, Inc.

Dr. Levinson was appointed Chairman of the Board of Directors of Genentech in September 1999 and was elected its President and Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company’s Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990, Senior Vice President of Research in December 1992 and Senior Vice President of Research and Development in March 1993. Dr. Levinson was formerly on the editorial boards of “Molecular Biology and Medicine” and “Molecular and Cellular Biology,” and is active in the American Society of Microbiology, the New York Academy of Sciences, the American Association for the Advancement of Science, and the American Society for Biochemistry and Molecular Biology. From 1977 to 1980, Dr. Levinson was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. In 1977, Dr. Levinson received his Ph.D. in Biochemistry from Princeton University. Dr. Levinson also serves as a member of the Board of Directors of Apple Computer, Inc.

Dr. Richmond was elected a director of Genentech in August 1999. He was a senior research fellow at the School of Public Policy, University College London from February 1996 to February 2002, when he retired. Previously, he held positions as science advisor at Glaxo Wellcome plc from 1995 to February 1996, as Group Head of Research at Glaxo plc from 1993 to 1995, as Chairman of the Science and Engineering Council, London, from 1990 to 1993, as vice chancellor at the University of Manchester from 1981 to 1990, and professor and head of the Department of Bacteriology at the University of Bristol from 1968 to 1981. Dr. Richmond is currently a member of the Scientific Advisory Committee of the Institute for Biotechnology, ETH, Zurich and a member of the Scientific Advisory Board of the SPP-Biotechnology, Swiss National Foundation from 1996 to 2001. He is a member of the Boards of Directors of Targeted Genetics Corporation and OSI Pharmaceuticals, Inc.

Dr. Sanders, who is currently retired, was elected a director of Genentech in August 1999 and the lead director of the Board in February 2003. He served as Chief Executive Officer of Glaxo Inc. from 1989 to 1994, and was the Chairman of the Board of Glaxo Inc. from 1992 to 1995. He also has served on the Board of Directors of Glaxo plc. Previously, he held a number of positions at Squibb Corporation, a multinational pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee on the Board. Dr. Sanders is a member of the Boards of Directors of Vertex Pharmaceuticals, Trimeris, Inc., Biopure Corporation, Cephalon, Inc. and Fisher Scientific International, Inc.

ROCHE DIRECTOR NOMINEES STANDING FOR RE-ELECTION:

Dr. Knowles was elected a director of Genentech in February 1998. He joined The Roche Group as Head of Global Pharmaceuticals Research in September 1997. In January 1998, he became a member of the Executive Committee of The Roche Group. Prior to joining The Roche Group, Dr. Knowles served as the Director of Research for Europe of Glaxo from 1995 to 1997 and served as the Director of the Geneva Institute of Glaxo from 1989 to 1995. Pursuant to the affiliation agreement, Dr. Knowles is a designee of Roche.

NEW ROCHE DIRECTOR NOMINEES STANDING FOR ELECTION:

William M. Burns was appointed Head of Pharmaceuticals of the Roche Group in 2001 and was elected to the Executive Committee of the Roche Group in 2000. From 1998 to 2001, Mr. Burns served as the Head of Europe and International Business of Roche Pharmaceuticals. From 1991 to 1998, Mr. Burns served as Global Head of Strategic Marketing and Business Development for Roche Pharmaceuticals. Mr. Burns is a member of the Board of Directors of Chugai Pharmaceuticals in Japan. Pursuant to the affiliation agreement, Mr. Burns is a director nominee of Roche.

Dr. Erich Hunziker joined the Roche Group as Chief Financial Officer in 2001 and was elected to the Executive Committee of the Roche Group at that time. Prior to joining the Roche Group, from 1998 until 2001, Dr. Hunziker was Chief Executive Officer of the Diethelm Group and Diethelm Keller Holding Ltd. Dr. Hunziker joined Corange Ltd (holding company of Boehringer Mannheim Group) where he was appointed Chief Financial Officer in 1997. Dr. Hunziker is a member of the Board of Directors of Holcim Ltd. Pursuant to the affiliation agreement, Dr. Hunziker is a director nominee of Roche.

CURRENT ROCHE DIRECTOR NOT STANDING FOR RE-ELECTION:

Dr. Humer was elected a director of Genentech in the spring of 1995. He joined The Roche Group in 1995 as the Head of its Pharmaceuticals Division, and became Chief Executive Officer of The Roche Group in 1998 and Chairman of the Board of Directors of The Roche Group in April 2001. Prior to joining The Roche Group, Dr. Humer was an Executive Director and Chief Operating Officer of Glaxo Holdings, a United Kingdom public limited company. Pursuant to the affiliation agreement, Dr. Humer is a designee of Roche.

BOARD COMMITTEES AND MEETINGS

We show below information on the membership, functions and number of meetings of each Board committee.

Name of Committee and Members	Functions of the Committee	Number of Meetings Held in 2003

AUDIT Herbert W. Boyer Mark Richmond Charles A. Sanders

•      Recommends the independent auditors to the Board.

•      Meets with the Company’s independent auditors to review and discuss the Company’s financial statements and quarterly reporting process.

•      Reviews and approves inventory and receivable reserve policies, tax compliance and strategy, investment policy, risk management programs, the scope of audit activities, the general audit program and non-audit services.

•      Pre-approves all audit services and permissible non-audit services provided by the independent auditor.

•      Reviews the reports of the independent auditors and accompanying management letter on the scope and results of their work.

•      Reviews the independent auditors’ recommendations concerning the Company’s financial practices and procedures.

		9

COMPENSATION Herbert W. Boyer Franz B. Humer Jonathan K.C. Knowles Mark Richmond Charles A. Sanders	• Administers the Company’s equity incentive plans, the Company’s bonus plan and certain other corporate benefits programs. • Reviews and approves the Company’s annual bonus pool, annual stock option grants and officer compensation, including that of the Chief Executive Officer. • Elects officers of the Company.	5

CORPORATE GOVERNANCE Herbert W. Boyer Jonathan K.C. Knowles Mark Richmond Charles A. Sanders	• Reviews the Company’s policies relating to sales and marketing activities, investor relations, corporate communications, government relations, human resources, and legal and regulatory affairs, the Company’s compliance with laws and regulations, and the effectiveness of the Board of Directors and Board committees.	4

EXECUTIVE Herbert W. Boyer Franz B. Humer Arthur D. Levinson	• Established to act when the full Board of Directors is unavailable. • Has the authority of the Board in the management of the business and affairs of the Company, except those powers that cannot be delegated by the Board of Directors by law.	0

NOMINATIONS Herbert W. Boyer Franz B. Humer Jonathan K.C. Knowles	• Identifies, reviews and recommends potential nominees to the Board and reviews potential nominees recommended by the stockholders.	1

Board Matters

As Roche holds more than 50% of the voting power of Genentech, we do not need to comply with the requirement that a majority of the directors on the Board and on the Compensation, Corporate Governance and Nominations Committees are “independent” as defined under NYSE rules. As a majority of the directors on our Board and these committees are not “independent,” we have chosen to rely on an exemption to the NYSE rules.

During 2003, the Board of Directors held six meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which the directors serve. None of the members of the Audit, Compensation, Corporate Governance or Nominations Committees was an officer or employee of the Company.

There is no Company policy requiring directors to attend annual meetings of stockholders, but directors are encouraged to attend the annual meetings at which they stand for election or re-election. At the 2003 Annual Meeting of Stockholders, all of the directors standing for re-election to the Board attended the meeting.

Lead Director

Dr. Sanders was appointed the lead director of the Board and in that role, chairs non-management executive sessions of the Board. As discussed in the Company’s Principles of Corporate Governance, Dr. Sanders also acts as a point of contact for the Company’s stockholders or other third parties who wish to communicate with the Board of Directors other than through the Chairman. Any stockholder or third party who has a concern about the Company’s business conduct or about its accounting, internal accounting controls or financial or auditing matters may communicate that concern directly to Dr. Sanders by addressing correspondence to him, c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990 or by e-mailing Dr. Sanders at [insert gene.com e-mail address]. Any communications addressed to Dr. Sanders by mail or by e-mail will be sent directly to him.

Director Nomination

Under our bylaws, our Nominations Committee is comprised of three members of which two are Roche directors (Drs. Humer and Knowles) and one is an independent director (Dr. Boyer) as defined in our bylaws. Roche’s representation on this committee is subject to its ownership percentage of our stock as described in greater detail in “—Membership of Committees” under the section “Relationship with Roche.” The Nominations Committee does not have a formal written charter.

The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, stockholders who wish to nominate a person to the Board should send a letter to the Secretary of Genentech, c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990, with the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person(s) to be nominated, (b) a representation that the stockholder is a holder of record of stock of Genentech and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s), (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to SEC rules had the nominee been nominated by the Board, and (e) the consent of each nominee to serve as a director of Genentech if so elected. Our bylaws require that any director nominee not designated by Roche be approved by a majority of the members of the Nominations Committee.

The Board’s process for identifying and evaluating potential directors depends on whether such an individual is (i) a nominee of Roche, (ii) a management director or (iii) an independent director (as defined in our bylaws). Roche identifies all of its director nominees to the Board with no input from the Company or the other non-Roche Board members. If the Board wishes to identify a management director, such individual may be identified as a director nominee by existing Board member(s) or executive management at the Company. If the Board of Directors wishes to identify new independent director candidates for Board membership, it may retain a third party executive search firm to help identify prospective director nominees. At the request of the Company, the search firm may also screen candidates, conduct reference checks, prepare a biography for each candidate for Board or Nominations Committee review, and if appropriate, schedule interviews with the Board or Nominations Committee. The evaluation of management and independent director candidates will take place on the same basis regardless of whether such candidate was recommended by a search firm, a stockholder or identified through any other source.

The Board’s desired minimum qualifications for director nominee depend on whether such individual is a Roche or non-Roche designee. The Board has not established any minimum criteria for Roche designees as such individuals are identified for nomination by Roche. For any independent director nominees, the nominee must meet the Company’s bylaw requirements to be considered an independent director. In addition, with respect to management or independent director nominees, the Board may assess character, judgment, business acumen and scientific expertise, and familiarity with national and international issues affecting the biotechnology and pharmaceutical industries.

Any other minimum qualifications will be determined by the Board on a case-by-case basis as any such qualifications may vary, depending on whether the Board desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominations Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, international or other expertise. The Company believes that all director nominees should possess the highest personal and professional ethics and be committed to representing both the short-term and the long-term interests of our stockholders.

COMPENSATION OF DIRECTORS

Annual Cash Retainer Fee

Each non-employee director of Genentech receives an annual cash retainer fee of $30,000 per year.

Board Meeting Fees

Each non-employee director also receives a fee of $1,500 for each Board meeting at which the director was present in person and $500 for each Board meeting at which the director was present by telephone. The fees described above include compensation for attendance at any corresponding committee meeting (except for those of the Audit Committee). In addition, any director who is required to arrive at the site of a Board meeting one full day or more in advance of the meeting to be present in a timely manner receives an additional amount of $1,000 for each day such director spends at the site prior to the meeting.

Audit Committee Fees

In addition to the fees described for attendance at Board meetings, each member of the Audit Committee also receives a fee of $1,000 for each committee meeting at which the director was present in person and $500 for each committee meeting at which the director was present by telephone. In addition, the Chair of the Audit Committee receives an annual fee of $2,500.

Equity Compensation

Under our 1999 Stock Plan, our non-employee non-Roche directors, Drs. Boyer, Richmond and Sanders, each received a stock option to purchase 10,000 shares of our common stock upon re-election to the Board in April 2003. These options vest in equal increments over a twelve-month period. The exercise price of the stock option was equal to the closing price of our common stock as reported in the Wall Street Journal on the day of re-election.

Following this annual meeting, each non-employee non-Roche director will receive a stock option to purchase 15,000 shares of our common stock upon each re-election to the Board. In addition, each such director may receive a grant for up to an additional 5,000 shares, depending upon the Company’s performance against that of a group of peer companies, measured by any additional amount made payable under the Company’s bonus program for a given fiscal year. The number of shares such director may be granted will be calculated by multiplying 5,000 by that percentage of the Company’s corporate performance goals relating to performance in comparison to other peer companies achieved for the preceding fiscal year as determined by the Compensation Committee through a process described in the “Compensation Committee’s Report” below.

Any new Board member who is a non-employee non-Roche director will receive a stock option to purchase 30,000 shares of our common stock upon first election to the Board. The exercise price of stock options grants made on election or re-election to the Board will be equal to the closing price of our common stock as reported in the Wall Street Journal on the day of election or re-election.

Reimbursement of Expenses

All directors are reimbursed for expenses incurred in connection with their service on the Board.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

We are asking our stockholders to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 1,200,000,000 to 3,000,000,000. Each additional share of common stock will have the same rights and privileges as each share of currently authorized common stock. As amended, Section 4.01(a) of Article 4 of the Company’s Amended and Restated Certificate of Incorporation will read as follows:

Section 4.01. Capital Stock. (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, preferred stock and common stock. The total number of shares which the Corporation is authorized to issue is three billion one hundred million (3,100,000,000) shares. One hundred million (100,000,000) shares shall be designated preferred stock, par value $0.02 per share (“Preferred Stock”). Three billion (3,000,000,000) shares shall be designated common stock, par value $0.02 per share (“Common Stock”). The common stock of the Corporation shall be all of one class.

The Board of Directors unanimously approved this amendment to our Amended and Restated Certificate of Incorporation in February 2004. In addition, the Board approved a two-for-one stock split in the form of a stock dividend of the Company’s common stock to be effected only if stockholders approve this Proposal 3.

As of February 17, 2004, 527,028,756 shares of our common stock were outstanding, [            ] shares were subject to awards under the Company’s stock compensation plans, [            ] were reserved for issuance under those plans with [            ] shares remaining available authorized shares of our common stock.

Vote Required

The affirmative vote of holders of a majority of the shares of the Company’s common stock outstanding as of the record date for the annual meeting is required for approval of the proposed amendment to the Amended and Restated Certificate of Incorporation.

Discussion of Proposal

The Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for future business needs. The shares of common stock will be available for issuance by the Board of Directors for various corporate purposes, including but not limited to, stock splits, stock dividends, grants under employee stock plans, financings, corporate mergers and acquisitions and other general corporate transactions. Having this additional authorized common stock available for future use will allow us to issue additional shares of common stock without the expense and delay of arranging a special meeting of stockholders.

Other than the shares of common stock reserved for issuance under our existing employee stock option and stock purchase plans (and the stock split if stockholder approval is obtained), the Company has no specific plans to issue any shares of common stock pursuant to any stock offering, acquisitions or other corporate transactions, although it is possible that such a transaction may be pursued in the future.

Effect of Approval of Proposal

If this proposal is approved, the Company will file an amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State as soon as practicable after the annual meeting to effect the increase in the authorized shares of our common stock. In addition, the Company will effect a two-for-one stock split in the form of a stock dividend of one additional share of the common stock for each share of common stock that is issued and outstanding on a record date to be determined by the Board of Directors in April 2004.

If this proposal is approved, the issuance of additional shares of common stock, other than in connection with stock splits and stock dividends, could have the effect of diluting earnings per share, voting power and ownership of stockholders.

In addition, another effect of the approval of this proposal may be to enable the Board to issue shares of common stock in a manner that might have the effect of discouraging or making it more difficult for a third party to acquire control of the Company by means of a merger, tender offer, proxy contest or other approach.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR APPROVAL OF PROPOSAL 3.

PROPOSAL 4 — APPROVAL OF THE

2004 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve a broad-based 2004 Equity Incentive Plan (the “Plan”) designed to retain, incent and reward those individuals who provide significant services to us and to further our growth and profitability. In addition, we are also seeking approval of the Plan so that we can receive a federal tax deduction for certain compensation paid under the Plan. Our Board of Directors unanimously approved the Plan in December 2003, subject to stockholder approval of the Plan at the 2004 Annual Meeting of Stockholders. The Plan provides for various new types of equity awards as compared to the 1999 Stock Plan and therefore, will provide the Company greater flexibility in rewarding its employees and those other individuals who provide significant services to us. Approval of the Plan requires the affirmative vote of holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Summary of the Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan as set forth in Appendix A to the Proxy Statement.

Purpose of the Plan

The Plan is intended to help us retain, incent and reward employees, non-employee directors, and other consultants who provide significant services to us. The Plan is also intended to align the interests of Plan participants with the interests of our stockholders by encouraging participants to own more of our stock and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration of the Plan

The Compensation Committee of our Board of Directors (the “Committee”) administers the Plan. The Committee must consist of at least two members, and for purposes of administering the Plan with respect to the Company’s five most highly compensated executive officers, all members must qualify as outside directors under Section 162(m) of the Code so that we can receive a federal tax deduction for certain compensation paid under the Plan.

Subject to the terms of the Plan, the Committee has sole discretion to select the employees, non-employee directors and consultants who will receive awards, determine the terms and conditions of awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Plan. However, notwithstanding the powers provided to the Committee pursuant to the terms of the Plan, the Committee must obtain stockholder approval to reprice outstanding options or other awards.

The Committee may delegate any part of its authority and power under the Plan to one or more of our directors and/or officers, but only the Committee itself can grant awards to participants who are executive officers.

The Plan includes an initial reserve of 40,000,000 shares of our common stock that will be available for issuance under the Plan. Additionally, up to a maximum of 10,000,000 shares that are available for issuance under our 1999 Plan or that would have otherwise been returned to our 1999 Stock Plan on account of expiration or forfeiture of awards will also be available for issuance under the Plan. As of April 16, 2004, no awards have been granted under the Plan. If an award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares. Also, if we experience a stock dividend, reorganization, spin-off or other change in our capital structure, the Committee has discretion to adjust the number of shares available under the Plan, the outstanding options and other awards, and the per person limits on grants, as appropriate to reflect the stock dividend or other change.

Eligibility to Receive Awards

The Committee selects the employees, non-employee directors and consultants who will be granted awards under the Plan. The actual number of individuals who will receive awards cannot be determined in advance because the Committee has discretion to select the participants.

Types of Awards

The Plan permits the grant of the following five types of awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock awards, (4) performance share awards, and (5) performance unit awards.

Stock Options

A stock option is the right to acquire shares of Company common stock at a fixed exercise price for a fixed period of time (limited by the terms of the Plan to ten years, and in some cases, five years). The Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted options covering more than 1,000,000 shares, except options covering an additional 500,000 shares may be granted to a participant in the fiscal year during which he or she first becomes an employee.

The Committee sets the exercise price of each stock option, but, in the case of incentive stock options or nonqualified stock options intended to qualify as “performance based” under Section 162(m) of the Code, the exercise price cannot be less than 100% of the fair market value (on the date of grant) of the stock covered by the option. An exception is made for options that are granted in substitution for options held by employees of companies that we acquire (in which case the exercise price preserves the economic value of the employee’s cancelled stock option from his or her former employer). The Committee determines when an option becomes exercisable (i.e., when the option vests). Vesting usually requires continued employment by the participant for a period of time. Stock options expire after a maximum of 10 years (potentially 13 years if the participant dies).

The exercise price of each option must be paid in full at the time of exercise. Payment may be made in cash or if the Committee permits, in shares of Company common stock that are already owned by the participant, or by any other means that provides legal consideration for the shares and is consistent with the Plan’s purpose.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) are awards that give the participant the right to receive an amount equal to (1) the number of shares exercised, times (2) the amount by which our stock price exceeds the exercise price. No participant may be granted SARs covering more than 1,000,000 shares in any fiscal year, except SARS covering an additional 500,000 shares may be granted to a participant in the fiscal year during which he or she first becomes an employee. The Committee determines the exercise price, vesting schedule and other terms and conditions of SARs; however, SARs expire under the same rules that apply to options.

Restricted Stock Awards

Restricted stock awards are shares that vest based on a schedule established by the Committee. The Committee will determine the number of shares of restricted stock granted to any participant, but during any fiscal year, no participant may be granted more than 500,000 shares of restricted stock, except an additional 250,000 shares of restricted stock may be granted to a participant in the fiscal year during which he or she first becomes an employee.

Performance Share and Performance Unit Awards

Performance shares and performance units will result in a payment to the participant in cash or shares if the performance goals established by the Committee are achieved or the awards otherwise vest. The applicable performance goals will be determined by the Committee and may be applied on a Company-wide, departmental or individual basis. During any fiscal year, no participant may be granted performance units with an initial value of more than $5,000,000 and no participant may be granted more than 500,000 performance shares.

Performance Goals

Under Section 162(m) of the Code, the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1 million. However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of awards that any individual may receive and for awards other than options, establishing performance criteria that must be met before the award actually will vest or be paid.

We have designed the Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Committee (in its discretion) may make performance goals applicable to a participant with respect to an award. At the Committee’s discretion, one or more of the following performance goals may apply (all of which are defined in the Plan): cost of sales as a percentage of sales, earnings per share, free cash flow, marketing and sales expenses as a percentage of sales, net income as a percentage of sales, pre-tax operating margin, product approvals, product sales, projects in the development pipeline, regulatory filings, research and development as a percentage of sales, revenue, and working capital.

Non-Employee Director Stock Options

The Committee currently intends to adopt a policy whereby non-employee non-Roche directors automatically are granted non-discretionary nonqualified stock options under the Plan. This policy, described below, will be the same as the policy described under “Compensation of Directors” for stock option grants to be made to non-employee and non-Roche directors after June 2003.

Additionally, the Plan permits the grant of discretionary awards to non-employee directors.

Awards to be Granted to Certain Individuals and Groups

The number of options or other awards (if any) that an individual may receive under the Plan is in the discretion of the Committee and therefore cannot be determined in advance. In 2003, we granted options to purchase approximately 11 million shares to approximately 6,000 employees, representing 96% of our total employees. We show below (1) the aggregate number of shares subject to options granted under our 1999 Stock Plan to the individuals and groups identified below during 2003 and (2) the average per share exercise price of such options. No awards other than stock options were granted under the 1999 Stock Plan during the last fiscal year.

Name	Number of Shares Underlying Options Granted (#)	Percent of Total Options granted to Employees in 2003 (%)	Average Per Share Exercise Price (1)(2)
Arthur D. Levinson	320,000	2.96	$84.10
Chairman, President and Chief Executive Officer

Myrtle S. Potter	180,000	1.66	$84.10
Executive Vice President, Commercial Operations and Chief Operating Officer

Susan D. Desmond-Hellmann	180,000	1.66	$84.10
Executive Vice President, Development and Product Operations and Chief Medical Officer

Louis J. Lavigne, Jr.	125,000	1.16	$84.10
Executive Vice President and Chief Financial Officer

Richard H. Scheller	125,000	1.16	$84.10
Executive Vice President, Research

All executive officers, as a group	1,216,000	11.24	$84.10
All directors who are not executive officers, as a group(3)	30,000.28		$37.19
All employees who are not executive officers, as a group	9,644,520	88.80	$80.85

(1)	All options were granted with an exercise price equal to 100% of the fair market value on the date of grant.
(2)	On September 13, 2003, shares of the Company’s common stock closed at $84.10 on the New York Stock Exchange.
(3)	Pursuant to the automatic, non-discretionary formula adopted by the Committee for grants to non-employee, non-Roche directors, each such director was granted an option to purchase 10,000 shares.

Our directors and executive officers have a financial interest in this proposal because they are eligible participants under the Plan.

Limited Transferability of Awards

Awards granted under the Plan generally may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of an award to an individual or entity other than the Company.

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Plan. Tax consequences for any particular individual may be different.

Non-Qualified Stock Options and Stock Appreciation Rights

No taxable income is reportable when a non-qualified stock option or a stock appreciation right is granted. Upon exercise, the recipient will have ordinary income equal to the fair market value of the shares on the exercise date minus the exercise price. Any additional gain or loss upon the disposition of the stock will be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for non-qualified stock options). If the recipient exercises the option and then sells the shares two years or more after the grant date and one year or more after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the recipient exercises the option and sells the shares before the end of the two or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Restricted Stock, Performance Units and Performance Shares

A recipient of restricted stock, performance units or performance shares will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

Tax Effect for the Company

We generally will receive a tax deduction for any ordinary income recognized by a participant from an award under the Plan (for example, the exercise of a non-qualified stock option). However, as discussed above, Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers. The Plan has been designed to permit (but does not require) the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). Satisfying the conditions of Section 162(m) preserves our ability to grant awards without the loss of a deduction.

Amendment and Termination

The Board may amend or terminate the Plan at any time and for any reason. However, future amendments will be submitted for stockholder approval if necessary or appropriate to continue the Plan’s compliance with Section 162(m) of the Code or with NYSE rules.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR APPROVAL OF PROPOSAL 4.

EQUITY COMPENSATION PLANS

We show below information as of December 31, 2003 on equity compensation plans(1) under which our common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance (excluding securities reflected in first column)
Plans approved by stockholders
1999 Stock Plan	47,114,918	$51.06	20,365,697
1991 Employee Stock Plan	(2)	(2)	2,435,343
Plans not approved by stockholders	NONE	N/A	N/A

(1)	We no longer grant stock options under our 1990 Stock Option/Stock Incentive Plan, our 1994 Stock Option Plan, or our 1996 Stock Option/Stock Incentive Plan, but stock option grants exercisable for an aggregate of 181,021 shares, 179,756 shares and 587,414 shares, respectively, remain outstanding under those plans.
(2)	Under the Company’s 1991 Employee Stock Plan, participants are permitted to purchase our common stock on certain dates within a pre-determined purchase period. Accordingly, these numbers are not determinable.

BENEFICIAL OWNERSHIP

OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

We show below the number of shares of our common stock beneficially owned as of January 31, 2004 by (a) Roche, (b) FMR Corp., (c) each of the directors and director nominees, (d) our Chief Executive Officer and our four most highly compensated executive officers (the “Named Executive Officers”) and (e) by the directors, director nominees and executive officers as a group. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote, or dispose of, and stock options that are currently exercisable or will become exercisable within 60 days of January 31, 2004. Unless otherwise indicated, each person named below holds sole investment and voting power, other than the powers that may be shared with the person’s spouse under applicable law.

	Genentech Common Stock
Name of Beneficial Owner	Number of Shares		Percent of Class
Roche Holdings, Inc.(1)	306,592,189	(2)	58.3%
FMR Corp.(3)	[	](4)	[	%
Herbert W. Boyer	58,800	(5)	*
William M. Burns	0	(6)	*
Susan D. Desmond-Hellmann	778,109	(7)	*
Franz B. Humer	0	(6)	*
Erich Hunziker	0	(6)	*
Jonathan K. C. Knowles	0	(6)	*
Louis J. Lavigne, Jr	558,390	(8)	*
Arthur D. Levinson	2,111,821	(9)	*
Myrtle S. Potter	212,598	(10)	*
Sir Mark Richmond	48,000	(11)	*
Charles A. Sanders	44,000	(12)	*
Richard H. Scheller	19,168	(13)	*
All directors, director nominees and executive officers as a group (16 persons)	4,661,666	(14)	*

*	Less than 1% of the outstanding shares of our common stock.

(1)	The address for Roche is One Commerce Center, Suite 1050, 1201 N. Orange Street, Wilmington, Delaware, 19801.

(2)	Of these shares, up to 13,032,455 shares may be issuable to holders of zero-coupon notes convertible, at Roche’s option, into shares of our Company’s common stock. These notes were issued by Roche in January 2000.

(3)	The address of FMR Corp. is 82 Downshire Street, Boston, Massachusetts 02109.

(4)	Includes [ ] shares of common stock, beneficially owned by various direct and indirect subsidiaries and affiliates of FMR Corp.

(5)	Includes stock options to purchase 33,000 shares that were exercisable on or within 60 days of January 31, 2004.

(6)	As of January 31, 2004, Roche owned 306,592,189 shares of common stock, representing 58.3% ownership. Pursuant to the affiliation agreement, Roche appointed Dr. Humer and Dr. Knowles and nominated Mr. Burns and Dr. Hunziker as its representatives on our Board of Directors. As further described herein, Dr. Humer’s term as a director will end on April 16, 2004. Whether Mr. Burns and Dr. Hunziker are elected to the Board as Roche designees will depend on stockholder approval of Proposal 1 of the Proxy Statement.

(7)	Includes stock options to purchase 776,229 shares that were exercisable on or within 60 days of January 31, 2004.

(8)	Includes 2,765 shares held in the Lavigne Family Trust, amended and restated as of July 1, 2003, and stock options to purchase 555,625 shares that were exercisable on or within 60 days of January 31, 2004.

(9)	Includes stock options to purchase 2,108,402 shares that were exercisable on or within 60 days of January 31, 2004.

(10)	Includes 916 shares held in the Myrtle S. Potter Trust, dated October 9, 2003, and stock options to purchase 210,416 shares of common stock that were exercisable on or within 60 days of January 31, 2004.

(11)	Includes stock options to purchase 48,000 shares that were exercisable on or within 60 days of January 31, 2004.

(12)	Includes stock options to purchase 43,000 shares that were exercisable on or within 60 days of January 31, 2004.

(13)	Includes stock options to purchase 19,168 shares that were exercisable on or within 60 days of January 31, 2004.

(14)	Includes stock options, to purchase 821,722 shares, held by four other executive officers, which were exercisable on or within 60 days of January 31, 2004.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

We show below the compensation paid to the Named Executive Officers, including salary, bonuses, stock options and other compensation for the fiscal years ended December 31, 2003, 2002 and 2001:

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION					Long Term Compensation Awards

Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation(2)		Securities Underlying Options(9)(#)	All Other Compensation(10)

Arthur D. Levinson, Ph.D. Chairman, President and Chief Executive Officer	2003	$860,000	$1,204,000			320,000	$79,800

	2002	$811,200	$1,135,000			450,000	$77,848

	2001	$780,000	$1,135,000			360,000	$70,600

Myrtle S. Potter Executive Vice President, Commercial Operations and Chief Operating Officer	2003	$562,400	$575,000	$557,351	(3)	180,000	$40,496

	2002	$543,656	$450,000	$762,536	(4)	250,000	$38,736

	2001	$520,256	$425,000	$1,207,608	(5)	225,000	$30,800

Susan D. Desmond-Hellmann, M.D., M.P.H. Executive Vice President, Development and Product Operations and Chief Medical Officer	2003	$548,600	$575,000			180,000	$39,944

	2002	$530,462	$450,000			250,000	$38,200

	2001	$500,491	$425,000			225,000	$37,000

Louis J. Lavigne, Jr. Executive Vice President and Chief Financial Officer	2003	$400,364	$380,000			125,000	$29,004

	2002	$386,864	$325,000			175,000	$27,864

	2001	$379,282	$310,000			160,000	$27,560

Richard H. Scheller, Ph.D.(11) Executive Vice President, Research	2003	$373,635	$380,000	$56,597	(6)	125,000	$24,932

	2002	$311,489	$250,000	$56,247	(7)	175,000	$19,422

	2001	$229,404	$175,000	$75,000	(8)	190,000	$ 8,250

(1)	Includes amounts earned but deferred at the election of the executive officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Internal Revenue Code.

(2)	Under Securities and Exchange Commission rules, the payment of “perquisites” (such as imputed interest on loans at rates below market value) to a Named Executive Officer is not required to be disclosed where amounts paid do not exceed the lesser of (i) 10% of the sum of the amounts of Salary and Bonus for the Named Executive Officer, or (ii) $50,000. Other than the payment of “perquisites” to Ms. Potter as described in footnotes (3), (4) and (5), and to Dr. Scheller as described in footnote (6), (7) and (8) below, no other Named Executive Officer received the payment of any “perquisite” from the Company.

(3)	[Includes (a) payment of $1,014 for tax preparation fees incurred by Ms. Potter with an accounting firm (including a gross-up payment of $464 for the estimated income taxes attributable to the payment), (b) imputed interest of $69,748 on the repayable portion of Ms. Potter’s relocation home loan and a gross-up payment of $58,819 for the estimated income taxes attributable to the imputed interest, (c) imputed interest of $32,065 on the forgivable portion of Ms. Potters relocation home loan and a gross-up payment of $27,041 for the estimated income taxes attributable to the imputed interest, and (d) loan forgiveness of $200,000 on Ms. Potter’s relocation home loan and a gross-up payment of $168,664 for the estimated income taxes attributable to the loan forgiveness.

(4)

Includes (a) payment of $14,979 for tax preparation fees incurred by Ms. Potter with an accounting firm (including a gross-up payment of $7,079 for the estimated income taxes attributable to the payment), (b) imputed interest of $118,353 on Ms. Potter’s relocation home loan and a gross-up payment of $120,021 for the estimated income taxes attributable to the imputed interest, (c) imputed interest of $53,341 for 2000 and 2001 on the repayable portion of Ms. Potter’s relocation home loan, as an adjustment for the interest required to be imputed in those years, and a gross-up payment of $53,022 for the estimated income taxes attributable to the imputed interest, and (d) loan forgiveness of $200,000 on Ms. Potter’s relocation home loan and a gross-up payment of $202,820 for the estimated income taxes attributable to the loan forgiveness.

(5)	Includes (a) payment of $371,325 for the value of Bristol-Myers Squibb stock options stock surrendered by Ms. Potter upon her resignation of employment with Bristol-Myers Squibb, (b) a relocation benefit valued at $67,789 (including a gross-up payment of $34,132 for the estimated income taxes attributable to this relocation benefit), (c) a payment of $171,426 for an adjustment to the taxes payable by Ms. Potter for the relocation benefit she received from Genentech in 2000 (including a gross-up payment of $59,913 for the estimated income taxes attributable to the adjustment), (d) imputed interest of $194,248 on Ms. Potter’s relocation home loan (including a gross-up payment of $59,354 for the estimated income taxes attributable to the imputed interest), and (e) loan forgiveness of $200,000 on Ms. Potter’s relocation home loan and a gross-up payment of $202,820 for the estimated income taxes attributable to the loan forgiveness.

(6)	Includes (a) imputed interest of $5,373 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $4,531 for the estimated income taxes attributed to the imputed interest and (b) loan forgiveness of $30,000 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $16,693 for the estimated income taxes attributed to the loan forgiveness.

(7)	Includes (a) imputed interest of $6,870 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $3,610 for the estimated income taxes attributable to the imputed interest and (b) loan forgiveness of $30,000 on Dr. Scheller’s mortgage assistance loan and a gross-up payment of $15,767 for the estimated income taxes attributable to the loan forgiveness.

(8)	Consists of a lump sum housing subsidy payment to Dr. Scheller.

(9)	Genentech has awarded no stock appreciation rights (“SARs”).

(10)	Consists of Genentech’s matching payments under its 401(k) Plan and Supplemental Employee Retirement Plan for 2003, 2002 and 2001. Each of the Named Executive Officers received $8,000 in matching payments under the 401(k) Plan for 2003 and 2002 and $6,800 for 2001. Under the Supplemental Employee Retirement Plan, Dr. Levinson, Dr. Desmond-Hellmann, Mr. Lavigne, Ms. Potter and Dr. Scheller received matching payments of $71,800, $31,944, $21,004, $32,496 and $16,932, respectively, for 2003, $69,848, $30,200, $19,864, $30,736 and $11,422, respectively, for 2002 and $63,800, $30,200, $20,760, $24,000, and $8,250, respectively, for 2001.

(11)	Dr. Scheller began his employment with Genentech effective March 1, 2001.

STOCK OPTION GRANTS AND EXERCISES

OPTION GRANTS IN LAST FISCAL YEAR

We show below information on stock option grants made to the Named Executive Officers for the fiscal year ended December 31, 2003.

	Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/SH)(3)	Expiration Date	Grant Date Present Value(4) (in millions)

Arthur D. Levinson	320,000	2.96%	$84.10	9/11/2013	$11.5
Myrtle S. Potter	180,000	1.66%	$84.10	9/11/2013	$ 6.5
Susan D. Desmond-Hellmann	180,000	1.66%	$84.10	9/11/2013	$ 6.5
Louis J. Lavigne, Jr.	125,000	1.16%	$84.10	9/11/2013	$ 6.5
Richard H. Scheller	125,000	1.16%	$84.10	9/11/2013	$ 4.5

(1)	The options were granted pursuant to the 1999 Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming continued employment with the Company.

(2)	Based on a total of approximately 11 million options granted in 2003 under our 1999 Plan to employees, including the Named Executive Officers. Approximately 91% of these options were granted to approximately 6,000 employees, other than the Named Executive Officers, representing more than 96% of the eligible employee population.

(3)	Represents the fair market value of the underlying shares of common stock based on the closing price of our common stock on the grant date of September 11, 2003.

(4)	Option value was determined using the Black-Scholes option pricing model based on the following assumptions: expected volatility of 44.7% based on historical volatility for the year and implied volatility from traded options and a risk free rate of 2.8% for the vesting term of the option. Each option is valued at its exercise price, which is assumed to be equivalent to the market price at the date of grant. This valuation model was not adjusted for the vesting restrictions or the risk of forfeiture of the options. Under SFAS 123, forfeitures may be estimated or assumed to be zero; in this model, the forfeiture rate was assumed to be 20%. Our use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The fair value method of accounting prescribed requires the use of option valuation models that were not developed for use in valuing employee stock options. The valuation calculations do not necessarily represent the fair market value of individual options, and are not intended to forecast possible future appreciation, if any, of the price of our common stock on the date of exercise as compared to the exercise price of the option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES(1)

We show below information regarding stock options held by the Named Executive Officers as of December 31, 2003.

	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-end (#)		Value of Unexercised in-the Money Options at FY-end(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur D. Levinson	475,000	$21,014,767	2,093,477	854,375	$124,078,163	$32,082,738
Myrtle S. Potter	286,459	$7,795,388	161,978	506,563	$5,743,718	$19,357,381
Susan D. Desmond-Hellmann	450,000	$22,879,242	730,916	497,188	$36,385,647	$18,519,772
Louis J. Lavigne, Jr.	349,792	$14,268,686	674,687	345,313	$37,451,081	$12,978,369
Richard H. Scheller	172,186	$5,307,782	7,605	310,209	$431,382	$12,216,647

(1)	Genentech has awarded no SARs.
(2)	The value of the unexercised in-the-money options is based on the fair market value of our common stock ($93.57) at the close of business on December 31, 2003, minus the exercise price of the options.

CHANGE IN CONTROL AGREEMENTS

Genentech entered into a Change of Control Agreement (the “Agreement”) on January 20, 2001 with Ms. Myrtle Potter, Executive Vice President, Commercial Operations and Chief Operating Officer. The Agreement is effective through the earlier of May 15, 2005 or 24 months following a Change of Control (as that term is defined in the Agreement). The Agreement generally provides that if Ms. Potter’s employment with Genentech is terminated following a Change of Control (i) by us, except for Cause or (ii) by Ms. Potter with Good Reason (as these terms are defined in the Agreement), we will pay Ms. Potter a lump sum severance payment equal to two times the sum of (i) Ms. Potter’s annual base salary and (ii) Ms. Potter’s average annual bonus and provide 24 months of health care and other insurance coverage. If the foregoing severance payments are subject to excise tax, then we will pay Ms. Potter an additional amount to cover the tax.

LOANS AND OTHER COMPENSATION

The Sarbanes-Oxley Act prohibits all loans to executive officers and directors of a company and also prohibits any material modifications to loans outstanding at the time of enactment on July 30, 2002. Every loan described below was granted by the Company prior to the enactment of the Sarbanes-Oxley Act, and in accordance with such legislation, the Company will not materially modify or renew any such loan and will not provide any new loans to directors or executive officers in accordance with the legislation.

For purposes of the discussion below, applicable federal rate refers to the minimum interest rate required to be charged on a loan to avoid the imputation of interest income under the Internal Revenue Code, unless an exception applies. The Internal Revenue Service publishes the applicable federal rate on a monthly basis.

In 2000, Genentech lent $2,200,000 to Ms. Myrtle Potter for the purchase of a home in connection with her relocation to the San Francisco Bay Area. $1,000,000 of the loan is due and payable on the earlier of May 15, 2005 or within 30 days from the date of Ms. Potter’s termination of employment with Genentech. $1,000,000 of the loan will be forgiven in equal installments of $200,000 each on May 15, 2001 through 2005, if Ms. Potter is employed by Genentech on these dates. Genentech has agreed to pay to Ms. Potter the amount equal to the federal and state income taxes payable in connection with the forgiveness of the repayment of each installment. The remaining $200,000 of the loan shall be due and payable in four equal installments of $50,000 on each of the dates Ms. Potter receives her annual performance bonus from Genentech. The largest amount outstanding under this loan during 2003 was $1,700,000. The amount of this loan outstanding as of December 31, 2003 was $1,450,000.

The loan is interest-free to Ms. Potter but interest is required to be imputed under the Internal Revenue Code. Imputed interest in the amount of $69,748 for the repayable portion of the loan and $32,065 for the forgivable portion of the loan were each calculated using the applicable federal rate of 6.51% and reported as taxable compensation to Ms. Potter. Additional taxable compensation attributable to imputed interest was grossed up for related taxes resulting in a tax payment by Genentech on behalf of Ms. Potter of $58,819 and $27,041 with respect to the repayable portion and forgivable portion, respectively, of the loan.

In 2001, Genentech lent $120,000 to Mr. David Ebersman, Senior Vice President, Product Operations, for the purchase of a home in connection with his relocation to San Mateo County. This loan is due and payable on the earlier of the fifth anniversary of the date of the loan, the date of termination of Mr. Ebersman’s employment with Genentech or sale of his residence. The largest amount outstanding under this loan during 2003, and the amount of this loan outstanding as of December 31, 2003, was $120,000. The loan is interest-free to Mr. Ebersman, but interest is required to be imputed under the Internal Revenue Code. Imputed interest in the amount of $6,026 was calculated based on the applicable federal rate of 4.96% and reported as taxable compensation to Mr. Ebersman.

In 2001, Genentech lent $150,000 to Dr. Richard Scheller, Executive Vice President, Research, as mortgage assistance. This loan is due and payable on the earliest of the fifth anniversary of the date of the loan, the date of termination of Dr. Scheller’s employment with Genentech or sale of his residence; provided, however, that the principal amount of the loan will be forgiven in five equal installments of $30,000 on each anniversary date of the loan if Dr. Scheller is employed by Genentech on such dates. The largest amount outstanding under this loan during 2003 was $120,000. The amount of this loan outstanding as of December 31, 2003 was $90,000. The loan is interest-free to Dr. Scheller, but interest is required to be imputed under the Internal Revenue Code. Imputed interest in the amount of $5,373 was calculated based on the applicable federal rate of 4.93% and, together with the forgiven principal amount of $30,000 on the second anniversary of the loan, reported as taxable compensation to Dr. Scheller. Additional taxable compensation attributable to the imputed interest and the forgiven principal amount was grossed up for related taxes resulting in a tax payment by Genentech of $4,531 and $16,693, respectively, on behalf of Dr. Scheller.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of all the directors, except Dr. Levinson. The Committee is responsible for establishing and administering the policies that govern executive officer salaries, bonuses and stock option programs. The Committee annually evaluates the performance, and determines the compensation of, our executive officers based upon individual performance, comparisons with other pharmaceutical and biotechnology companies and the achievement of our corporate goals. In determining the compensation of our Chief Executive Officer (the “CEO”), the Committee uses the same criteria and procedures described below for determining the compensation of our other executive officers, unless otherwise noted.

Compensation Philosophy

The Committee’s philosophy with respect to our executive officers, including the CEO, is to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of base salary, bonus and stock options, with some bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets.

Base Salary

The Committee determines executive officer base salaries after considering a survey of base salaries at comparable pharmaceutical and biotechnology companies, as well as companies in other industries when comparisons are appropriate to specific executive officer positions. The survey data is compiled by an independent compensation specialist who reviews base salaries at comparable pharmaceutical and biotechnology companies as well as those at any additional companies we select. The survey group of comparable companies is broader than the pharmaceutical and biotechnology companies included in the Standard & Poor’s 500 Pharmaceuticals Index or the Standard & Poor’s 500 Biotechnology Index shown on our Performance Graph. Based upon such surveys, the executive officers’ base salary is generally targeted to be competitive with the salaries of comparable executive officers at other comparable biotechnology and pharmaceutical companies.

Stock Option Grants

In awarding stock options, the Committee considers retention, individual performance, overall contribution to the Company, the total number of shares in the award pool and an analysis of stock option awards granted by a peer group of biotechnology and pharmaceutical companies. The peer group of biotechnology and pharmaceutical companies consists of 12 companies that are both larger and smaller than the Company according to specific measures such as market capitalization and annual revenues. A number of these companies are included in the Standard & Poor’s 500 Pharmaceuticals Index and the Standard & Poor’s 500 Biotechnology Index shown on our Performance Graph. The Committee uses a multi-step process to determine executive officer grants. It first calculates the number of shares in

(1) The material in this report and under the caption “Performance Graph” are not “soliciting material,” are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

our overall option pool by analyzing the relationship between the number of shares in a peer group company’s stock option pool (as a percentage of outstanding shares) and the company’s market capitalization. Based on this analysis, the Committee derives an appropriate percentage of outstanding shares, based on our market capitalization for the overall option pool. The Committee then reviews the median and the average percentages of the stock option pool granted to comparable executive officers at the peer group companies and chooses a mid-range of percentages for each of the executive officer positions, including that of the CEO. A given executive officer’s stock option award is then determined by the Committee, based on its subjective evaluation of factors such as the retention value of the options to be granted, the individual’s past and expected future performance and the success of the Company as measured by earnings per share, product sales revenues, product development progress, research prospects, and other critical success factors.

Bonuses

Bonuses are provided to our executive officers in connection with our company-wide performance Bonus Plan. Payment of bonuses is expressly linked to successful achievement of specified corporate goals that the Committee approves annually at its December meeting for the following fiscal year. Among other things, these goals determine if a bonus will be paid to all eligible employees and the amount of funds available for the bonus pool. For fiscal year 2003, the corporate performance goals, in order of importance, were as follows:

(i)	Corporate and financial performance, including increasing earnings per share, meeting specific productivity goals and managing operational budgets within specified targets;

(ii)	Commercial performance, including increasing U.S. product sales, increasing margins resulting from the sale of our products, meeting product launch timelines, forming strategic alliances by in-licensing products and establishing relationships with other companies;

(iii)	Research and development and product manufacturing performance, including timing of regulatory filings, initiating or completing specified clinical trials investigating the use of new products, selecting new products for development; and

(iv)	Employee development performance, with a focus on providing management training and enhancing career development and employee productivity.

In setting these goals, the Committee is aware of the long development cycle for biotherapeutics. The Committee’s selection of corporate performance goals for bonuses seeks to balance the desire for immediate earnings and the longer term goal of enhancing stockholder value by bringing to market many of the potential therapies in our research and development pipeline.

In February 2004, the Committee reviewed the corporate performance goals for bonuses. The Committee allocated a bonus to our CEO based on the achievement of the requisite corporate goals discussed above and the Committee’s view that our CEO’s performance in achieving those goals had been outstanding and on a review of CEO bonus payment practices at peer biotechnology and pharmaceutical companies. Based on achievement of the requisite corporate goals and on an evaluation of compensation practices at comparable companies, the Committee set a range of salary for a bonus for the CEO and another range of salary for bonuses for members of the Company’s management Executive Committee other than the CEO. Within the applicable range, the Committee determined the bonus for each management Executive Committee member based on the Committee’s subjective evaluation of the individual’s performance and the recommendation of the CEO.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to Genentech’s five most highly compensated executive officers. Under Section 162(m), Genentech generally may deduct compensation paid to such an officer only to the extent that it does not exceed $1 million during any calendar year or is “performance-based” as defined in Section 162(m). Genentech expects that the deductibility limit of Section 162(m) currently will not have a material effect on Genentech. Current cash compensation paid to three of Genentech’s five most highly compensated executive officers is more than $1 million per year and any amount in excess of $1 million is not deductible to the Company. In addition, in April 2002, Genentech obtained stockholder approval of the 1999 Stock Plan for purposes of complying with Section 162(m) of the Internal Revenue Code in connection with the exercise of stock options by the five most highly compensated officers of the Company for compensation in an amount exceeding $1 million.

From the members of the Compensation Committee of Genentech:

Herbert W. Boyer

Franz B. Humer

Jonathan K.C. Knowles

Sir Mark Richmond

Charles A. Sanders

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2003, Genentech’s Compensation Committee consisted of Drs. Boyer, Humer, Knowles, Richmond and Sanders.

Dr. Boyer, a founder of the Company, was a Vice President of Genentech from 1976 to 1991.

Dr. Humer joined The Roche Group in 1995 as the Head of its Pharmaceuticals Division and is currently the Chairman and Chief Executive Officer of The Roche Group. He is also Chairman of the Executive Committee of The Roche Group.

Dr. Knowles joined The Roche Group in 1997 as Head of Global Pharmaceuticals Research. He is a member of the Executive Committee of The Roche Group.

Pursuant to the terms of the affiliation agreement, Drs. Humer and Knowles are serving on Genentech’s Compensation Committee as designees of Roche. See “Relationship with Roche” above and “Certain Relationships and Related Transactions” below for a description of our relationship with Roche.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Herceptin and Omnitarg Licensing Agreement

We have an agreement with Hoffmann-La Roche, providing them with exclusive marketing rights outside of the United States for Herceptin® and Omnitarg™. Under the agreement, Hoffmann-La Roche contributes equally with us on global development costs. Either Genentech or Hoffmann-La Roche has the right to “opt-out” of developing an additional indication for a product and would not share the costs or benefits of the additional indication, but could “opt-back-in” before approval of the indication by paying twice what they would have owed for development of the indication if they had not opted out. Hoffmann-La Roche has also agreed to make royalty payments of 20% on aggregate net product sales outside the United States up to $500 million in each calendar year and 22.5% on such sales in excess of $500 million in each calendar year. Under this agreement, we received royalty revenue of $20.0 million in 2003 as a result of Hoffmann-La Roche reaching $400.0 million in net sales of Herceptin outside of the U.S.

In 2003, Hoffmann-La Roche’s Penzberg, Germany facility became the primary site for the manufacturing of Herceptin to supply ex-U.S. territories. Our ex-U.S. sales of Herceptin to Hoffmann-La Roche were $18.8 million in 2003.

Amended and Restated Licensing Agreement

We have an amended and restated licensing agreement with Hoffmann-La Roche to license, use and sell some of our products in non-U.S. markets as described under the heading “—Licensing and Marketing Arrangements” under the section “Relationship with Roche.”

In June 2003, Hoffmann-La Roche exercised its option to license from us the rights to market Avastin™ for all countries outside of the U.S. under this agreement. As part of its opt-in, Hoffmann-La Roche paid us approximately $188.0 million and will pay 75% of all subsequent global development costs related to the metastatic colorectal cancer indication of Avastin and all others unless Hoffmann-La Roche specifically opts out of the development of certain other indications.

In September 2003, Hoffmann-La Roche exercised its option to license from us the rights to market PRO70769, a humanized antibody that binds to CD20, for all countries outside of the U.S. (other than territory previously licensed to others) under this agreement. As part of its opt-in, Hoffmann-La Roche paid us $8.4 million and will pay 50% of all subsequent global development costs related to PRO70769 unless Roche opts out of the development of certain indications. We will receive royalties on net sales of Avastin and PRO70769 in countries outside of the U.S.

In 2003, contract revenue from Hoffmann-La Roche and their affiliates, including amounts earned related to ongoing development activities after the option exercise dates, totaled $66.5 million. All other revenues from Roche, Hoffmann-La Roche and their affiliates, principally royalties and product sales, totaled $353.5 million in 2003. R&D expenses in 2003 include amounts of $37.6 million related to our R&D collaboration with Roche.

PERFORMANCE GRAPH

We show below the cumulative total return to our stockholders during the period from July 20, 1999 through December 31, 2003 in comparison to the cumulative return on the Standard & Poor’s 500 Index, the Standard & Poor’s 500 Pharmaceuticals Index and the Standard & Poor’s 500 Biotechnology Index during that same period. The results assume that $100 was invested on July 20, 1999, the date when shares of our common stock were first offered to the public after all of our special common stock held by stockholders other than Roche was redeemed, and that dividends were reinvested.(1) See “Relationship with Roche” above for more information on the redemption and public offering of our special common stock.

	Base Period 20 July 99	December 99	December 00	December 01	December 02	December 03
Genentech, Inc	100.00	211.81	256.69	170.87	104.44	294.71
S&P 500 Index	100.00	107.27	97.50	85.92	66.93	86.13
S&P 500 Pharmaceuticals	100.00	92.15	125.61	107.35	85.83	93.37
S&P 500 Biotechnology	100.00	164.55	156.68	150.84	120.04	154.69

(1)	The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on July 20, 1999 in Genentech, the Standard & Poor’s 500 Index, the Standard & Poor’s 500 Pharmaceuticals Index and the Standard & Poor’s 500 Biotechnology Index. The Standard & Poor’s 500 Pharmaceuticals Index was comprised at December 31, 2003 of Abbott Laboratories, Allergan, Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Forest Laboratories, Inc., Johnson & Johnson, King Pharmaceuticals, Inc., Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation, Watson Pharmaceuticals, Inc. and WYETH. The Standard & Poor’s 500 Biotechnology Index was comprised at December 31, 2003 of Amgen Inc., Biogen Idec, Inc., Chiron Corporation, Genzyme Corporation and MedImmune, Inc.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Drs. Boyer, Richmond and Sanders, with Dr. Sanders acting as the Chair of the Committee. The Committee operates under a formal written charter attached as Appendix B to this Proxy Statement.

The Board believes that each member of the Audit Committee is independent as defined under the new NYSE corporate governance listing standards. Furthermore, the Board has determined that each Audit Committee member is “financially literate” and that Dr. Sanders has “accounting or related financial management expertise” as such terms are defined under NYSE rules. While the Board believes the members of the Audit Committee provide adequate and appropriate oversight of the Company’s audit practices, the Board has determined that the Audit Committee does not currently have a member who qualifies as a “financial expert” as defined under SEC rules. Therefore, the Board is conducting a search for a new independent director who will qualify as a “financial expert” and who has the appropriate qualifications to make other valuable contributions to the Board.

The Audit Committee meets regularly with management, the independent auditors and the internal auditors, both jointly and separately, recommends the independent auditors to the Board, and reviews our financial reporting process on behalf of the Board.

The Audit Committee also pre-approves all audit and other permitted non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Our independent auditors and senior management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with a pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case- by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Dr. Sanders, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting.

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2003.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The independent auditors are responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 with management and the independent auditors, Ernst & Young LLP. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

Ernst & Young LLP has provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Genentech’s Annual Report on Form 10-K for the year ended December 31, 2003.

From the members of the Audit Committee of Genentech:

Herbert W. Boyer

Sir Mark Richmond

Charles A. Sanders

PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as Genentech’s independent auditors for the year ending December 31, 2004 and has directed management to submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting.

Ernst & Young LLP has audited Genentech’s financial statements since Genentech’s inception in 1976. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

Stockholder ratification of Ernst & Young LLP as Genentech’s independent auditors is not required by the bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider whether to retain that firm for the year ended December 31, 2004.

A majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of this proposal.

Principal Accounting Fees and Services

The aggregate fees billed by Ernst & Young LLP to Genentech for fiscal years 2003 and 2002 for professional services described below are as follows:

Audit Fees for the audit of our annual consolidated financial statements for fiscal 2003 and 2002 and review of the consolidated financial statements included in our Form 10-Q’s for fiscal 2003 and 2002 were $837,960 and $648,861, respectively.

Audit-Related Fees for services related to the performance of the year-end audit and quarterly review of the financial statements and the audit of our employee benefit plan for fiscal 2003 and 2002 were $220,714 and $268,044, respectively.

Tax Fees for services relating to tax compliance, tax advice and tax planning for fiscal 2003 and 2002 were $409,086 and $238,826, respectively.

All Other Fees for professional services rendered to us for audit-related consultations and internal audit services (for 2002 only) for special projects for fiscal 2003 and 2002 were $64,760 and $218,567, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR APPROVAL OF PROPOSAL 5.

PROXY STATEMENT PROPOSALS

Stockholder proposals must be received by our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, MS 49, South San Francisco, California 94080, no later than November [19], 2004 to be included in the 2005 annual meeting proxy materials.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires our directors, officers and those persons owning more than 10% of our equity securities to file reports of holdings and transactions in our equity securities with the Securities and Exchange Commission. Copies of these reports are required to be furnished to us. We believe that all Forms 3, 4 and 5 required to be filed were filed on time during 2003, except for one filing by Roche of a Form 4, reporting three transactions with an aggregate value of less than $25,000.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting, but if other matters do properly come before the annual meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

APPENDIX A

GENENTECH, INC. EQUITY INCENTIVE PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares. The Plan is effective as of April 16, 2004 upon approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2004 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Subsidiaries, (b) consultants who provide significant services to the Company and its Subsidiaries, and (c) directors of the Company who are employees of neither the Company nor any Subsidiary. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, or Performance Shares.

2.3 “Approval Authority” means an authority, governmental or otherwise, that regulates pre-market approval of goods and services, including, but not limited to, the United States Food and Drug Administration.

2.4 “Award Agreement” means the written agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8 “Company” means Genentech, Inc., a Delaware corporation, or any successor thereto.

2.9 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Subsidiaries, but who is neither an Employee nor a Director.

2.10 “Cost of Sales as a Percentage of Sales” means as to any Performance Period, the Company’s cost of sales stated as a percentage of sales, determined in accordance with generally accepted accounting principles.

2.11 “Director” means any individual who is a member of the Board of Directors of the Company.

2.12 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.13 “Earnings Per Share” means as to any Performance Period, the Company’s Profit After Tax, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.14 “Employee” means any employee of the Company or of a Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.15 “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) program under which an outstanding Award is surrendered or cancelled in exchange for a different type of Award and/or cash having a total value equal to the value of the surrendered or cancelled Award, (ii) action described in Section 4.3, nor (iii) transfer or other disposition permitted under Section 9.7.

2.16 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.17 “Fair Market Value” means the closing per share selling price for Shares on the relevant date, or if there were no sales on such date, average of the closing sales prices on the immediately following and preceding trading dates, in either case as reported by The Wall Street Journal or such other source selected in the discretion of the Committee (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.18 “Fiscal Year” means the fiscal year of the Company.

2.19 “Free Cash Flow” means as to any Performance Period, the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA), determined in accordance with generally accepted accounting principles.

2.20 “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.21 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.22 “Marketing and Sales Expenses as a Percentage of Sales” means as to any Performance Period, the Company’s marketing and sales expenses stated as a percentage of sales, determined in accordance with generally accepted accounting principles.

2.23 “Net Income as a Percentage of Sales” means as to any Performance Period, the Company’s net income stated as a percentage of sales, determined in accordance with generally accepted accounting principles.

2.24 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Subsidiary.

2.25 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.26 “Operating Margin” means as to any Performance Period, the Company’s net operating income divided by Revenues, determined in accordance with generally accepted accounting principles.

2.27 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.28 “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.29 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cost of Sales as a Percentage of Sales, (b) Earnings Per Share, (c) Free Cash Flow, (d) Marketing and Sales Expenses as a Percentage of Sales, (e) Net Income as a Percentage of Sales, (f) Operating Margin, (g) Product Approvals, (h) Product Sales, (i) Projects in the Development Pipeline, (j) Regulatory Filings, (k) Research and Development Expenses as a Percentage of Sales, (l) Working Capital and (m) Revenue. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

2.30 “Performance Period” means any Fiscal Year or such longer period as determined by the Committee in its sole discretion.

2.31 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.32 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

2.33 “Plan” means the Genentech, Inc. Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34 “Product” means any product requiring pre-market approval by an Approval Authority, including, but not limited to, biologics, drugs and medical devices.

2.35 “Product Approval” means the approval by any Approval Authority of the right to market or sell a Product.

2.36 “Product Sales” means as to any Performance Period, the Company’s sales generated from the sale of Products to third parties, determined in accordance with generally accepted accounting principles.

2.37 “Projects in Development”refers to one or more Projects at any or all stages of development from conception, discovery and/or initial research through Product Approval, including, but not limited to, pre-clinical testing, filing of an IND, Phase 1, Phase 2 and Phase 3 clinical trials and submission and approval of an NDA or BLA.

2.38 “Profit After Tax” means as to any Performance Period, the Company’s income after taxes, determined in accordance with generally accepted accounting principles.

2.39 “Regulatory Filings” means as to any Performance Period, the number of filings submitted to an Approval Authority in order to satisfy one or more of such Approval Authority’s requirements for Product Approval.

2.40 “Research and Development Expenses as a Percentage of Sales” means as to any Performance Period, the Company’s research and development expenses stated as a percentage of sales, determined in accordance with generally accepted accounting principles.

2.41 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.42 “Retirement” means, in the case of an Employee or a Nonemployee Director a Termination of Service occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.43 “Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties, determined in accordance with generally accepted accounting principles.

2.44 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.45 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.46 “Shares” means the shares of common stock of the Company.

2.47 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.48 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.49 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Company or a Subsidiary; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or a Subsidiary; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

2.50 “Working Capital” means the Company’s current assets minus current liabilities, determined in accordance with generally accepted accounting principles.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. With respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall be comprised solely of Directors who are ”outside directors” under Section 162(m).

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company. Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall equal the sum of (a) 40 million and (b) up to a maximum of 10 million Shares that remain available for grant under the Company’s 1999 Stock Plan as of its date of termination and any Shares that otherwise would have been returned to the 1999 Stock Plan after its date of termination on account of the expiration or forfeiture of awards granted under the 1999 Stock Plan. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Awards. If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award, except as determined by the Committee.

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number and class of Shares which may be added annually to the Shares reserved under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, and 8.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 1,000,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options to purchase up to an additional 500,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. The Exercise Price of each Nonqualified Stock option shall be determined by the Committee in its discretion.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Section 5.3.2, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) The expiration of ten (10) years from the Grant Date.

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3 Committee Discretion. Subject to the limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant’s delivery of a notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The notice shall be given in the form and manner specified by the Company from time to time.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise.

5.8.3 Employees Only. Incentive Stock Options may be granted only to persons who are Employees on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 1,000,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs covering up to an additional 500,000 Shares.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than 500,000 Shares of Restricted Stock. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to an additional 250,000 Shares of Restricted Stock.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1 Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant shall receive Performance Units having an initial value greater than $5,000,000, and (b) no Participant shall receive more than 500,000 Performance Shares.

8.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units/Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives. The Committee may set performance objectives based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units/Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

8.5 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

MISCELLANEOUS

9.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.2 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Service. Employment with the Company and its Subsidiaries is on an at-will basis only.

9.3 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

9.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

9.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

9.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

9.7 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 9.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Committee may specify from time to time.

9.8 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6, 9.6 and 9.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 10

AMENDMENT, TERMINATION, AND DURATION

10.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 Duration of the Plan. The Plan shall be effective as of April 16, 2004, and subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after April 16, 2014.

SECTION 11

TAX WITHHOLDING

11.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

11.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld.

SECTION 12

LEGAL CONSTRUCTION

12.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

12.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

12.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

APPENDIX B

GENENTECH, INC.

AUDIT COMMITTEE CHARTER AND ANNUAL AGENDA (Edited for S/O 202 and 301)

PURPOSE OF COMMITTEE

Genentech’s financial reporting is the responsibility of senior management, but is overseen by the Board of Directors. It is the charter of the Genentech Audit Committee to act for the Board as follows:

■	Carry out the oversight responsibility for monitoring the integrity of Genentech’s financial reporting process.
■	Review management’s programs to:
1.	Maintain adequate systems of internal controls regarding finance and accounting and related legal compliance matters,
2.	Safeguard Genentech’s assets,
3.	Provide appropriate reserves for any legal or regulatory issues and
4.	Assess and manage risk.
■	Monitor the independence and performance of Genentech’s independent auditor, including annual financial audit, quarterly reviews and non-audit services. The Audit Committee is responsible for the selection, compensation, evaluation and replacement, where appropriate, of the independent auditor. The independent auditor is directly accountable to the Audit Committee.
■	Pre-approve all audit services and all other permitted services as follows 1) audit- related services, 2) tax services, and 3) other services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services.
■	Assure that the lead audit partner and the reviewing audit partner are rotated every five years.
■	Engage and replace the general auditor, review the scope and results of Genentech’s general audit program implemented through services provided by the general auditor.
■	Establish procedures for the receipt, retention, and treatment of complaints regarding the accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees regarding accounting or auditing matters they consider questionable.
■	Assure that the Company has provided the NYSE with annual written reaffirmation that the Board of Directors has reviewed, on an annual basis, this charter for adequacy.
■	Assure that the Company has disclosed this charter in an appendix to Genentech’s proxy statement at least once every three years.
■	Discuss, with the independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61[1], and as amended by Statement on Auditing Standards No. 90[2].
■	Review the report of the Audit Committee as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement, in accordance with the required frequency.
■	Request the review of significant changes or new events in the Company or significant developments in accounting rules which have significant financial implications or risks or will likely require additional reporting or changes in accounting or operating practices.

1 SAS No. 61 requires an independent auditor to communicate to the Audit Committee matters related to the conduct of the audit such as the selection of and changes in significant accounting policies, the methods used to account for significant unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit, and disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

2 SAS No. 90 states that discussions on the quality of an entity's accounting principles should include such matters as consistency of accounting policies and their application, and the clarity and completeness of financial statements, which include related disclosures.

To carry out these responsibilities, the Audit Committee shall meet regularly and report its activities to the full Board after such meetings.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to assure compliance with laws and regulations and the Company’s Good Operating Principles. However, it is the responsibility of the Audit Committee to resolve disagreements regarding financial reporting, if any, between management and the independent auditor.

TERM AND MEMBERSHIP

The Audit Committee shall be appointed by the Board of Directors and shall consist of three independent directors. Audit Committee membership will conform to the following independence limitations:

■	An employee of the company or its affiliates may not serve on the Audit Committee until three years following termination of such employment, subject to the Board’s override
■	A director who (1) is a partner, controlling shareholder or executive officer of an organization that has a business relationship with the company or (2) has a direct business relationship with the company (e.g., a consultant), cannot serve on the Audit Committee until three years after the termination of such relationship, unless the Company’s Board determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment, taking into account among other things, the materiality of the relationship to the company, the director or such organization
■	A director who is employed as an executive of another company where any of the Company’s executives serves on that corporation’s Compensation Committee may not serve on the Audit Committee
■	A director who is an immediate family member of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the Audit Committee until three years following the termination of such employment relationship, subject to the Board’s override

Each Audit Committee member shall serve until resignation from the Committee or replacement by the Board. Each Audit Committee member shall be “financially literate,” as defined by the Board, or attain such status within a reasonable period after appointment. At least one member shall have “accounting or related financial expertise” as defined by the Board.

RESPONSIBILITIES – MEETING FREQUENCY

In general, it is expected that the Audit Committee be vigilant and effective overseers of the financial reporting process and the Company’s internal financial controls. In so doing, it is intended that the following standing annual agenda of the Committee represents the Board’s expectations of the Committee’s activities. Five meetings and four teleconferences of the Committee have been established to provide sufficient time for discussion of the agenda topics.

In addition, any other business which either the Audit Committee, the independent auditor, or management feels is appropriate will be added to the agenda along with review of any significant financing transactions. Also, the Audit Committee shall have the authority to retain and compensate special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the company or the company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

DATE	AGENDA
Each Meeting	■	Provide time for the Committee to meet with management as well as separately with the independent auditor and the general auditor . Review and approve the Minutes of the prior meeting.
	■	Review current developments in accounting and reporting. Discuss impact, if any, on Genentech.
	■	Review all analyst reports and any press stories about Genentech’s accounting and disclosure. Management and the independent auditor should be available to explain comments.
	■	Review complaints or reports reviewing complaints relating to financial reporting, internal controls or auditing matters, including confidential, anonymous submissions, if any.

Quarterly	■	Conduct a quarterly teleconference to review with management and the independent auditor, the company’s quarterly (or annual) financial results prior to the release of quarterly (or annual) results.
	■	Review with independent auditor GAAP methods of accounting and Genentech’s methodology. Review acceptable alternative accounting methods surrounding sensitive or unique matters considered but not adopted by the Company.

February	■	Review and discuss audited financial statements with management and discuss audit and other matters as required by SAS No. 61, and as amended by SAS No. 90, with independent auditor.
	■	Review the report of the Audit Committee as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement, in accordance with the required frequency.

April	■	Review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.
	■	Review the statement of affirmation for the NYSE related to the adequacy of the charter.
	■	Review independent auditor’s management letter and management’s responses.

June	■	Review quarterly reporting process and managements’ control thereof.
	■	Review tax compliance program and plan.

September	■	Review and approve the scope of the annual financial audit, quarterly reviews, any other permitted services and fees for the upcoming year.
	■	Review and approve the scope of the general audit program, general audit services and fees for the upcoming year.
	■	Review independence of independent auditor and their staffing, and nature of annual financial audit and quarterly reviews. [Specific Facts to be Considered in Assessing Auditor Independence included in Appendix A].
	■	Review: 1) resumes of the independent auditor partners and managers, 2) a description of the quality control procedures the independent auditor firm has established and 3) a report from the independent auditor firm describing any material issues raised by the most recent quality control review of the firm and describing the steps the firm has taken to deal with any reported problems.
	■	Review Company’s investment policy, interest rate management program and foreign exchange hedging program.

December	■	Review Company’s insurance coverage and other risk management programs.
	■	Review with management, including General Counsel or his/her designee, any legal matters that could have a significant impact on the Company’s financial statements. Discuss the relevant reserves with management.
	■	Review performance of independent auditor with respect to the annual financial audit, quarterly reviews and permitted non-audit services, with management and recommend independent auditor for the upcoming year for Board of Director approval.
	■	Review performance of general auditor with management and recommend general auditor for the upcoming year for Board of Director approval.

Appendix List to the Audit Committee Charter

A - Specific Factors to be Considered in Assessing Auditor Independence

B - Written Affirmation to New York Stock Exchange (NYSE)

Appendix A to Audit Committee Charter

Factors to be Considered in Assessing Auditor Independence

Suggested factors to consider during the audit committee’s discussion with the company’s auditor regarding the appropriateness of the auditor performing permitted non-audit services:

1.	Whether the service is being performed principally for the audit committee.
2.	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of the entity’s financial reporting process.
3.	Whether the service would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support.
4.	Whether the service would be performed by audit personnel, and, if so, whether it will enhance their knowledge of the entity’s business and operations.
5.	Whether the role of those performing the service would be inconsistent with the auditor’s role (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted).
6.	Whether the audit firm’s personnel would be assuming a management role or creating a mutual or conflicting interest with management.
7.	Whether the auditor, in effect, would be “auditing their own numbers.”
8.	Whether the project must be started and completed very quickly.
9.	Whether the audit firm has unique expertise in the service.
10.	The size of the fee(s) for permitted non-audit related services.

Appendix B to Audit Committee Charter

Written Affirmation to New York Stock Exchange (NYSE)

The Company provides this written affirmation as follows:

■	The Company’s Board of Directors are in compliance regarding independence of directors pursuant to the listing requirements.
■	The Audit Committee is in compliance with the financial literacy requirements of its Members.
■	At least one of the Audit Committee Members has accounting or related financial management expertise.
■	The Audit Committee Charter has been reviewed and reassessed, and it is considered adequate.

Before mailing your voted proxy card, please take a moment to

Consent to Receive Proxy Materials Electronically via the Internet

As a registered stockholder of Genentech, Inc., (you hold your shares in certificate form) or a participant in the Genentech Stock Fund of Genentech’s Tax Reduction Investment Plan (or “TRIP”), you may elect to receive your proxy materials for the 2005 Annual Meeting of Stockholders, including the Annual Report to Stockholders and Proxy Statement, via the Internet. Please follow the applicable instructions below to consent to receive your proxy materials electronically via the Internet.

FOR REGISTERED STOCKHOLDERS Website: http://www.econsent.com/dna	FOR GENENTECH STOCK FUND PARTICIPANTS Website: http://www.econsent.com/dna

Go to: Registered Stockholder Login and follow the instructions to enter:	Go to: Employee Plan Holder Login and follow the instructions to enter:

• Your account number, • Your social security number, or • Your registration as it appears on your stock certificate(s)	• Your name as it appears on your TRIP account statement and • Your social security number

You will receive an e-mail at the time of the proxy mailing, notifying you of the web site(s) on which you may access the proxy materials and vote your shares. If you do not participate in the program, you will continue to receive your proxy materials via U.S. postal mail.

Thank you for supporting Genentech’s efforts to conserve natural resources and reduce costly printing and postage expenses. If you have any questions or comments, please contact us by phone at 1-800-733-5001 or by e-mail at http://www.equiserve.com.

[0724- GENENTECH, INC. non-scan proxy] [ZGENT2.ELX] [VERSION - [3)] [03/02/04] [ orig. 02/27/04]

DETACH HERE	ZGENT2

PROXY

GENENTECH, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 16, 2004

The undersigned appoints Stephen G. Juelsgaard and Arthur D. Levinson, and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of Genentech, Inc. (“Genentech”) held of record by the undersigned as of February 17, 2004 at the Annual Meeting of Stockholders of Genentech to be held at the Marriott Hotel, 1770 South Amphlett Boulevard, San Mateo, California on Friday, April 16, 2004, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the Annual Meeting, with all powers that the undersigned would possess if personally present, upon and with respect of the following matters and in accordance with the following instructions.

FOR PARTICIPANTS IN THE GENENTECH STOCK FUND OF GENENTECH’S TAX REDUCTION INVESTMENT PLAN:

THE SHARES CREDITED TO YOUR ACCOUNT WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY APRIL 13, 2004, THE SHARES CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED.

FOR REGISTERED STOCKHOLDERS

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,3,4 AND 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IN ADDITION, UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN 2A AND 2B(1) OF PROPOSAL 2. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO SPECIFIC INSTRUCTIONS ARE INDICATED FOR PROPOSAL 2B(2), THE SHARES REPRESENTED BY THIS PROXY WILL NOT BE VOTED ON THAT PROPOSAL.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Please sign exactly as name appears on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

SEE REVERSE SIDE	PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.	SEE REVERSE SIDE

GENENTECH, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

[0724- GENENTECH, INC. non-scan proxy] [ZGENT2.ELX] [VERSION - [3)] [03/02/04] [ orig. 02/27/04]

DETACH HERE	ZGENT1

☒	Please mark votes as in this example	0724

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 3, 4 AND 5 AND A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN 2A AND 2B(1) BELOW.

						FOR	AGAINST	ABSTAIN
1.	To approve an amendment to the bylaws with respect to the number of authorized directors.					☐	☐	☐

2A.	To elect four non-Roche director nominees to hold office until the 2005 Annual Meeting of Stockholders. Nominees:					MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐
(01) Herbert W. Boyer, (02) Arthur D. Levinson, (03) Mark Richmond and (04) Charles A. Sanders.

		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW		☐
☐

For all nominees except as noted above

PLEASE VOTE ON BOTH 2B(1) AND 2B(2) BELOW:
2B(1).	IF PROPOSAL 1 IS APPROVED:
To elect the three Roche director nominees to hold office until 2005 Annual Meeting of Stockholders. Nominees:
(01) William M. Burns, (02) Erich Hunziker and (03) Jonathan K.C. Knowles.

		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐

For all nominees except as noted above

2B(2).	IF PROPOSAL 1 IS NOT APPROVED:
To elect two of the three Roche director nominees to hold office until 2005 Annual Meeting of
Stockholders. (You may vote either FOR or WITHHELD for up to only two nominees below; if you vote either FOR or WITHHELD for a third nominee, your vote will not be counted. The two nominees with the highest number of FOR votes will be elected.)

		FOR	WITHHELD		FOR	WITHHELD		FOR	WITHHELD
	William M. Burns	☐	☐	Erich Hunziker	☐	☐	Jonathan K.C. Knowles	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock.	☐	☐	☐
4.	To approve the 2004 Equity Incentive Plan.	☐	☐	☐
5.	To ratify Ernst & Young LLP as our independent auditors for 2004.	☐	☐	☐

6.	By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Signature:                                  Date:                      Signature:                                  Date: